                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-21273
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 20, 1997)

                                                                 [SHURGARD LOGO]
                                3,000,000 SHARES
                         SHURGARD STORAGE CENTERS, INC.
              8.75% SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK
                               ------------------

     Shurgard Storage Centers, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that develops, acquires, owns and manages self storage centers. We are offering to the public shares of 8.75% Series D Cumulative Redeemable Preferred Stock. The terms of the Series D Preferred Stock can be summarized as follows:

     - We will pay cumulative distributions on the Series D Preferred Stock, from the date of original issuance, in the amount of $2.1875 per share each year, which is equivalent to 8.75% of the $25.00 liquidation preference.

     - We will pay distributions on the Series D Preferred Stock quarterly, beginning on March 31, 2001 (with the payment on that date being based pro rata on the number of days from the original issuance of the Series D Preferred Stock).

     - We are not allowed to redeem the Series D Preferred Stock before February 27, 2006, except in order to preserve our status as a real estate investment trust.

     - On and after February 27, 2006, we may, at our option, redeem the Series D Preferred Stock by paying holders $25.00 per share, plus any accrued and unpaid distributions.

     - The Series D Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption and is not convertible into any other securities.

     - Investors in the Series D Preferred Stock generally have no voting rights, except if we fail to pay distributions for six or more quarters.

     We have applied to list the Series D Preferred Stock on the New York Stock Exchange (the "NYSE") under the symbol "SHUPfD." If this application is approved, trading of the Series D Preferred Stock on the NYSE is expected to begin within 30 days following initial delivery of the Series D Preferred Stock. The underwriters named in this prospectus supplement may purchase up to 450,000 additional shares of Series D Preferred Stock from us under certain circumstances.
                               ------------------

     INVESTING IN THE SERIES D PREFERRED STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------

                                                                  PER SHARE                       TOTAL
                                                           ------------------------      ------------------------
Public Offering Price....................................          $  25.00                    $75,000,000
Underwriting Discount....................................          $ 0.7875                    $ 2,362,500
Proceeds to Shurgard (before expenses)...................          $24.2125                    $72,637,500

     The underwriters are offering the shares of Series D Preferred Stock subject to various conditions. The underwriters expect to deliver the shares of Series D Preferred Stock to investors on or about February 27, 2001.
                               ------------------

SALOMON SMITH BARNEY
                      MORGAN STANLEY DEAN WITTER
                                          UBS WARBURG LLC
                                                        DAIN RAUSCHER
                                                              INCORPORATED

February 22, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
How to Obtain More Information..............................   S-2
Note Regarding Forward-Looking Statements...................   S-3
Prospectus Supplement Summary...............................   S-4
Risk Factors................................................   S-8
Use of Proceeds.............................................  S-12
Business and Properties.....................................  S-13
Capitalization..............................................  S-24
Selected Financial Information..............................  S-25
Ratios of Earnings to Fixed Charges.........................  S-27
Description of Series D Preferred Stock.....................  S-28
Federal Income Tax Considerations...........................  S-32
Underwriting................................................  S-44
Legal Matters...............................................  S-45

                            PROSPECTUS
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     2
Risk Factors................................................     4
The Company.................................................     9
Use of Proceeds.............................................     9
Ratios of Earnings to Fixed Charges.........................     9
Description of Debt Securities..............................    10
Description of Common Stock.................................    21
Description of Preferred Stock..............................    24
Restrictions on Transfers of Capital Stock; Excess Stock....    29
Certain Federal Income Tax Considerations...................    31
Plan of Distribution........................................    41
Experts.....................................................    42
Legal Matters...............................................    42

     Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Such transactions may include stabilization, the purchase of securities to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."
                               ------------------

                         HOW TO OBTAIN MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. You may read any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. You also may read our filings at the SEC's Web site at http://www.sec.gov.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. This prospectus supplement and accompanying prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference facilities or Web site. Our statements in this prospectus supplement and accompanying prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

     The SEC allows us to "incorporate by reference" into this prospectus supplement and accompanying prospectus the information we file with it. This means that we have disclosed important information to you by referring you to those documents. This information we incorporate by reference is considered a part of this prospectus supplement and accompanying prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

     - Shurgard's Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Forms 10-K/A filed on September 29, 2000 and January 25, 2001;

     - Shurgard's Current Reports on Form 8-K filed with the SEC on February 8, 2000, December 26, 2000, January 18, 2001, February 9, 2001, February 16, 2001 and February 23, 2001;

     - Shurgard's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

     - the description of the Series D Preferred Stock contained in Shurgard's Registration Statement on Form 8-A, dated February 23, 2001; and

     - all other documents filed by Shurgard pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this offering memorandum and prior to the termination of this offering.

     You may obtain copies of these documents (other than exhibits) free of charge by contacting Shurgard's Secretary at our principal offices, which are located at 1155 Valley Street, Suite 400, Seattle, Washington 98109, telephone number (206) 624-8100.

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF PROSPECTUS SUPPLEMENT.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement contains forward-looking statements. These statements relate to future events or our future financial performance. All statements other than statements of historical fact we make in this prospectus supplement or in any document incorporated by reference are forward-looking. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other terminology. These statements are only predictions. Forward-looking statements are inherently uncertain. Our actual results may differ significantly from our expectations. The sections entitled Risk Factors that appear in this prospectus supplement and in our Annual Report on Form 10-K, as amended, describe some, but not all, of the factors that could cause these differences.
                               ------------------

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus supplement and accompanying prospectus. In this prospectus supplement, the words "we," "our," "ours" and "us" refer to Shurgard Storage Centers, Inc. and its subsidiaries, joint ventures and predecessors, unless the context ensures otherwise. The following summary contains basic information about the offering. Unless otherwise indicated, the information contained in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

                                    SHURGARD

OVERVIEW

     We are a fully integrated, self-administered and self-managed REIT that develops, acquires, owns and manages self storage centers. We are one of the four largest operators of self storage centers in the United States, and together with our predecessors, have been in the self storage business since 1972. Our strategy is to be the global leader in storage products and services by offering high quality, conveniently located and secure self storage and a high level of customer service. This strategy enables us to position ourselves as a premium-priced storage provider in our target markets. We seek to own and operate self storage centers that are located in major metropolitan areas along retail and high-traffic corridors.

     As of September 30, 2000, we operated a network of 408 storage centers and three business parks located throughout the United States and in Europe. Of these properties, we own directly and through our subsidiaries and joint ventures, 379 properties containing approximately 24.0 million net rentable square feet. Of the 379 properties we own, 343 are located in 19 states in the United States and 36 are located in Europe. We also manage, for third parties, 31 self storage centers and one business park containing approximately 1.9 million net rentable square feet. For the quarter ended September 30, 2000, our self storage centers had a weighted average annual net rentable square foot occupancy rate of 83% and a weighted average rent per net rentable square foot of $10.77.

     We employed approximately 1,000 persons as of September 30, 2000, and are headquartered in Seattle, Washington, with regional offices in Chicago, Illinois; San Francisco, California; Detroit, Michigan; San Antonio, Texas; and Bellevue, Washington. Our executive offices are located at 1155 Valley Street, Suite 400, Seattle, Washington 98109, and our telephone number is (206) 624-8100.

STRATEGY

     Our mission is to become the global leader in storage products and services and to ensure satisfaction and value for our customers through security, quality and innovation. Our strategy involves an emphasis on customer service and satisfaction; portfolio management; development and acquisitions; and property management systems.

                           THE SELF STORAGE INDUSTRY

     The self storage industry serves an important function in the commercial and residential real estate markets. Self storage properties were first developed in the early 1960's in the southwestern United States in response to the growing need for low-cost, accessible storage. We believe that a number of factors accelerated the demand for low-cost storage, including, among others, a more mobile society, with individuals moving to new homes and new cities needing short-term storage for their belongings, the increasing cost of housing (resulting in smaller houses), the increased popularity of apartments and condominiums, more individuals with growing discretionary income (resulting in the purchase of items such as boats and recreational vehicles that often cannot be stored at residences), the growing number of small businesses and the escalating cost of other storage alternatives. As the demand for such storage increased, and the acceptance of self storage became more widespread, self storage properties were built throughout the United States. Generally, such properties were constructed along major thoroughfares that provided ready access and public visibility or in outlying areas where land was inexpensive. In certain areas of the country, where new construction was impractical because of construction costs, lack of suitable sites or other restrictions, older structures have been converted into self storage properties.

                                 RECENT RESULTS

     The following table sets forth our revenue and net income for the quarters and fiscal years ended December 31, 2000 and 1999. You should read this table in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended, and our Current Report on Form 8-K filed February 9, 2001.

                                                    THREE MONTHS ENDED         YEAR ENDED
                                                       DECEMBER 31,           DECEMBER 31,
                                                    ------------------    --------------------
                                                     2000       1999        2000        1999
                                                    -------    -------    --------    --------
                                                                  (IN THOUSANDS)
Revenue...........................................  $51,207    $45,023    $195,867    $173,154
Net income........................................  $13,233    $13,715    $ 52,632    $ 50,673

                                  THE OFFERING

Securities Offered.........  3,000,000 shares of 8.75% Series D Cumulative
                             Redeemable Preferred Stock (the "Series D Preferred Stock") (3,450,000 shares of Series D Preferred Stock if the Underwriters' over-allotment option is exercised in full).

Price per Share............  $25.00.

Use of Proceeds............  To pay down amounts outstanding under our mortgage note payable due June 1, 2001. See "Use of
                             Proceeds."

Ranking....................  With respect to the payment of distributions and amounts upon liquidation, the Series D Preferred Stock will rank:

                             - on a parity with any other preferred shares that
                               are not by their terms subordinated to Series D Preferred Stock, including our 8.80% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock") and 8.70% Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock"), and

                             - senior to our Series A Junior Participating
                               Preferred Stock (the "Series A Junior Preferred Stock"), our Class A Common Stock (the "Class A Common Stock"), our Class B Common Stock (the "Class B Common Stock"), and any other of our equity securities which by their terms rank junior to the Series D Preferred Stock.

Distributions..............  Distributions on the Series D Preferred Stock are
                             cumulative from the date of original issue and will be payable quarterly in arrears on or about the last day of March, June, September and December of each year, commencing on March 31, 2001, at the rate of 8.75% of the liquidation preference per annum. The first distribution will be for less than a full quarter. Distributions on the Series D Preferred Stock will accumulate whether or not we have earnings, whether or not we have funds legally available for the payment of such distributions and whether or not we declare distributions. See "Description of Series D Preferred Stock -- Distributions."

Liquidation Rights.........  The Series D Preferred Stock will have a liquidation preference of $25.00 per share, plus accumulated and unpaid distributions, if any. See "Description of Series D Preferred
                             Stock -- Liquidation Rights."

Redemption.................  The shares of Series D Preferred Stock are not redeemable prior to February 27, 2006. On and after February 27, 2006, the Series D Preferred Stock will be redeemable for cash at our option, in whole or in part, at $25.00 per share, plus distributions accumulated and unpaid to the redemption date. The redemption price is payable solely out of the sale proceeds of other capital stock of Shurgard. See "Description of Series D Preferred
                             Stock -- Redemption."

Voting Rights..............  The Series D Preferred Stock is not entitled to vote except as expressly provided herein, by our Articles of Incorporation, as amended (the "Charter") or by our Designation of Rights and Preferences of Series D Preferred Stock, or as may be required by law or by the rules of the NYSE. In any matter in which the Series D Preferred Stock is entitled to vote, including any action by written consent, each share of Series D Preferred Stock will be entitled to one vote. If distributions on the Series D Preferred Stock are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of Series D Preferred Stock (voting together with all other series of preferred shares which have similar voting rights) will be entitled to vote for the election of two additional directors to serve on our Board of Directors until all such arrearages have been paid, at which time they will resign from our Board of Directors. The approval of two-thirds of the outstanding Series D Preferred Stock voting as a single class is required in order to amend, alter or repeal any provision of the Designation of Rights and Preferences of Series D Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect the rights, preferences, privileges or voting power of the holders of shares of Series D Preferred Stock or authorize, reclassify, create, or increase the authorized or issued amount of any class or series of stock having rights senior to Series D Preferred Stock or to create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such shares. We may create additional classes of preferred stock that rank on parity with or junior to the Series D Preferred Stock, increase the authorized number of shares of such preferred stock and issue additional series of such preferred stock without the consent of any holders of Series D Preferred Stock or preferred stock with similar voting rights. See "Description of Series D Preferred Stock -- Voting Rights."

No Conversion..............  The Series D Preferred Stock is not convertible into or exchangeable for any other property or securities of Shurgard. See "Description of Series D Preferred Stock -- Conversion."

Trading....................  We have applied to list the Series D Preferred
                             Stock on the NYSE under the symbol "SHUPfD." If approved, trading is expected to commence within 30 days after the initial delivery of the shares of Series D Preferred Stock. See "Description of Series D Preferred Stock -- General."

                                  RISK FACTORS

     In lieu of the Risk Factors set forth in the accompanying prospectus and in addition to other matters set forth or incorporated in this prospectus supplement, you should consider the following factors

REAL ESTATE INVESTMENT RISKS

     WE HAVE SIGNIFICANT REAL ESTATE HOLDINGS THAT CAN BE DIFFICULT TO SELL IN UNFAVORABLE ECONOMIC CONDITIONS AND THAT CAN HAVE UNPREDICTABLE DECREASES IN VALUE. Our primary business involves owning real estate-related assets and operating self storage centers. Real estate investments can be difficult to sell, especially when economic conditions are unfavorable. This makes it difficult for us to vary our investment portfolio and to limit our risk when economic conditions change. Decreases in market rents, negative tax, real estate, and zoning law changes, and changes in environmental protection laws can also lower the value of our investments and decrease our income.

     OUR REAL ESTATE DEVELOPMENT AND ACQUISITION ACTIVITIES CAN RESULT IN UNFORESEEN LIABILITIES AND INCREASES IN COSTS. We may develop our current properties or acquire more properties. Real estate development involves risks in addition to those involved in owning and operating existing properties. For example, we must hire contractors or subcontractors to develop the properties. Problems can develop with these relationships, including contract and labor disputes, unforeseen property conditions that require additional work, and construction delays. These problems can increase construction and other costs and delay the date when tenants can occupy the property and pay us rent. Properties that we acquire may not meet our performance expectations, including projected occupancy and rental rates, and we may have overpaid for acquisitions. Failure of our properties to perform as expected or unforeseen significant capital improvements could decrease our cash flow. We may also have underestimated the cost of improvements needed for us to market a property effectively, requiring us to pay more to complete a project. If one or more of these events were to occur, we could have difficulty meeting our repayment obligations and making our expected distributions to shareholders.

     WE FOCUS ALMOST EXCLUSIVELY ON SELF STORAGE BUSINESSES, WHICH MAKES US VULNERABLE TO CHANGES IN THE PROFITABILITY OF SELF STORAGE PROPERTIES. Our investments focus on self storage and similar businesses and related real estate interests. We do not expect to have substantial interests in other real estate investments or businesses to hedge against the risk that national trends might decrease the profitability of our self storage-related investments.

     WE WOULD HAVE GREAT DIFFICULTY ACQUIRING OR DEVELOPING PROPERTIES WITHOUT ACCESS TO FINANCING. We must obtain equity and/or debt financing in order to develop and acquire properties. If we obtain financing by issuing additional capital stock, we could dilute the ownership of the existing shareholders. Banks or other lenders might refuse to lend us money to finance acquisitions or development, or might charge interest rates that are too high to allow us to develop and acquire new properties. If the cash flows generated from the new investment are less than the distributions payable to the new shareholders or the repayment obligations to the lender, we may have difficulty meeting our overall repayment obligations and making expected distributions to our shareholders.

     WE DO NOT HAVE EXPERIENCE OR EXPERTISE IN ALL TYPES OF INVESTMENTS THAT WE MIGHT MAKE. Although we invest primarily in self storage properties, we may also invest in other commercial ventures if our board of directors specifically approves such investments. We have no present plans to make any such investments. If we invest in other forms of real estate, we might lack the experience and expertise necessary to effectively manage and operate those properties. We might also be unfamiliar with local laws, procedures and practices, or in the operation of such other investments, reducing income or creating losses from such investments.

     OUR INDIRECT INVESTMENTS MAY RESULT IN LIABILITY THAT WE CANNOT PROTECT AGAINST. We have and may continue to make participating mortgages or acquire equity interests in partnerships, joint ventures or other legal entities that have invested in real estate. Our bylaws require that we satisfy several conditions before we make these indirect investments, including that the joint investment not jeopardize our eligibility to be taxed as a REIT or result in our becoming an investment company under the Investment Company Act of 1940, as amended. These investments carry risks that are not present when we invest directly in real estate, including the risk that we may not control the legal entity that has title to the real estate, the possibility that the enterprise in which we invest has liabilities that are not disclosed at the time of the investment, and the possibility that our investments are not easily sold or readily accepted as collateral by our lenders. Each of these risks might reduce our cash flow or impair our ability to borrow funds which immediately could adversely affect our ability to meet debt service obligations and make expected distributions to shareholders.

     WE HAVE STRONG COMPETITORS IN THE SELF STORAGE MARKET THAT MAY HAVE BETTER RESOURCES AND OTHER ADVANTAGES OVER US. We must compete in every market in which our stores are located. Our competitors include national, regional and many local self storage operators and developers. Competition may increase if available funds for investment in real estate increase. Some of our competitors may have more resources than we do, including better access to financing, greater cash reserves, and less demanding rules governing distributions to shareholders. Some competitors may have lower prices than ours, better locations, or other advantages. Competition has lowered the occupancy levels and the rental revenues of our self storage properties in specific markets and may continue to do so. Local market conditions will play a significant part in how competition affects us.

     WE FACE POSSIBLE LIABILITY FOR ENVIRONMENTAL CLEANUP COSTS AND DAMAGES FOR CONTAMINATION RELATED TO OUR PROPERTIES. Because we own and operate real property, various federal, state and local laws might impose liability on us for the costs of removing or remediating various hazardous substances released on, in or from our property. These laws may impose liability whether or not we knew of or caused the release. We obtain environmental assessments on the properties that we plan to acquire. We obtain environmental assessment reports on the properties we own or operate as we deem appropriate. These reports have not revealed any environmental liability or compliance concerns that we believe would materially and adversely affect our financial condition or results of operations. However, the environmental assessments undertaken by us might not have revealed all potential environmental liabilities or claims for such liabilities or may have underestimated the potential liability associated with identified releases of hazardous substances or other environmental matters. The presence of hazardous substances on a property or the failure to meet environmental regulatory requirements may materially adversely affect our ability to use or sell the property, or to use the property as collateral for borrowing, and may cause us to incur substantial remediation or compliance costs. In addition, if hazardous substances are located on or released from one of our properties, we could incur substantial liabilities through a private party personal injury claim, a claim by an adjacent property owner for property damage, or a claim by a governmental entity for other damages. This liability may be imposed on us under environmental laws or common-law principles. It is also possible that future laws, ordinances or regulations or new interpretations of existing environmental laws, ordinances or regulations will impose material environmental liability on us; the current environmental conditions of properties we own or operate will be affected by other properties in the vicinity or by the actions of third parties unrelated to us; or our tenants will violate their leases by introducing hazardous or toxic substances into the properties we own or manage and expose us to liability under federal or state environmental laws. The costs of defending these claims, conducting this environmental remediation or responding to such changed conditions could materially adversely affect our financial condition and results of operations.

     WE MUST COMPLY WITH THE AMERICANS WITH DISABILITIES ACT AND FIRE AND SAFETY REGULATIONS, WHICH CAN REQUIRE SIGNIFICANT EXPENDITURES. All our properties must comply with the Americans with Disabilities Act and with the related regulations, rules and orders commonly referred to as the ADA. The ADA has separate compliance requirements for "public accommodations" and "commercial facilities," but generally requires that buildings be made accessible to persons with disabilities. A failure to comply with the ADA could result in the U.S. government imposing fines on us and awarding damages to individuals affected by the failure. In addition, we must operate our properties in compliance with numerous local fire and safety regulations, building codes and other land use regulations. Compliance with these requirements can require us to spend substantial amounts of money, which would reduce cash otherwise available for distribution to shareholders. Failure to comply with these requirements can also affect the marketability of the properties.

     PROPERTY TAXES CAN INCREASE AND CAUSE US TO LOSE MONEY ON INVESTMENTS. Each of our properties is subject to real property taxes. These real property taxes may increase in the future as property tax rates change and as our properties are assessed or reassessed by tax authorities. Depending on local market conditions, we may not be able to offset the tax increases through increases in rents or other income, reducing the amount available for distribution to our shareholders.

     WE FACE POTENTIAL UNDERINSURED LOSSES ON OUR INVESTMENTS. We maintain title and other property-related insurance on all our properties. We exercise discretion in determining amounts, coverage limits and deductibility provisions of title, casualty and other insurance relating to our properties, based on appraisals and our purchase price for such property, in each case to obtain appropriate insurance coverage at a reasonable cost and on suitable terms. This might mean that, in the event of a loss, our insurance coverage would not pay the full current market value or current replacement cost of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also increase the replacement cost of a facility after it has been damaged or destroyed. In that case the insurance proceeds that we receive might not be enough to restore us to our economic position with respect to the property.

RISKS RELATING TO QUALIFICATION AND OPERATION AS A REIT

     WE MIGHT LOSE REIT STATUS AND INCUR SIGNIFICANT TAX LIABILITIES. We have chosen to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with our taxable year ended December 31, 1994. So long as we meet the requirements under the Code for qualification as a REIT each year, we can deduct dividends paid to our shareholders when calculating our taxable income. For us to qualify as a REIT, we must meet detailed technical requirements, including income, asset and stock ownership tests, under several Code provisions which have not been extensively interpreted by judges or administrative officers. In addition, we do not control the determination of all factual matters and circumstances that affect our ability to qualify as a REIT. New legislation, regulations, administrative interpretations or court decisions might significantly change the tax laws with respect to REIT qualification or the federal income tax consequences of such qualification. We believe that we are organized so that we qualify as a REIT under the Code and that we have operated and will continue to operate so that we continue to qualify. However, we cannot guarantee that we will qualify as a REIT in any given year because

     - the rules governing REITs are highly complex;

     - we do not control all factual determinations that affect REIT status; and

     - our circumstances may change in the future.

     For any taxable year that we fail to qualify as a REIT, we would not be entitled to deduct dividends paid to our shareholders from our taxable income. Consequently, our net assets and distributions to shareholders would be substantially reduced because of our increased tax liability. If we made distributions in anticipation of our qualification as a REIT, we might be required to borrow additional funds or to liquidate some of our investments in order to pay the applicable tax. If our qualification as a REIT terminates, we may not be able to elect to be treated as a REIT for the four taxable years following the year during which we lost the qualification. See "Federal Income Tax Considerations -- Failure of Shurgard to Qualify as a REIT" in this prospectus supplement.

     OUR REIT DISTRIBUTION REQUIREMENTS ARE COMPLEX AND MAY CREATE TAX DIFFICULTIES. To maintain our status as a REIT for federal income tax purposes, we generally must distribute to our shareholders at least 90% of our taxable income each year. In addition, we are subject to a 4% nondeductible excise tax on the amount by which our distributions for a calendar year are less than the sum of 85% of our ordinary income for the calendar year, 95% of our capital gain net income for the calendar year, and any amount of our income that we did not distribute in prior years. For tax purposes we may be required to accrue as income interest, rent and other items treated as earned for tax purposes but not yet received. In addition, we may not be able to deduct currently as expenses for tax purposes some items that actually have been paid. We could also realize income, such as income from cancellation of debt, that is not accompanied by cash proceeds. If one or more of these events happened, we could have taxable income in excess of cash available for distribution. In such circumstances, we might have to borrow money or sell investments on unfavorable terms in order to meet the distribution requirement applicable to a REIT. See "Federal Income Tax Considerations -- Overview of REIT Qualification Rules -- Annual Distribution Requirements" in this prospectus supplement.

OTHER RISKS

     OUR SUBSIDIARIES CONDUCT A SIGNIFICANT PORTION OF OUR OPERATIONS AND OWN A SIGNIFICANT PORTION OF OUR PROPERTIES. For the nine months ended September 30, 2000, approximately 52% of our revenue was generated by and approximately 45% of our total assets were owned by or through direct or indirect subsidiaries. There may be restrictions on the ability of these subsidiaries to make distributions to us and, accordingly, some or all of their assets may be unavailable to allow us to service our debt.

     WE MAY ISSUE ADDITIONAL PREFERRED STOCK. The Charter, including the Designation of Rights and Preferences of Series D Preferred Stock, does not limit the issuance of additional series of preferred stock ranking on parity with or superior to the Series D Preferred Stock. The issuance of additional preferred stock on parity with or superior to the Series D Preferred Stock could have the effect of diluting the interests of holders of the Series D Preferred Stock. None of the provisions relating to the Series D Preferred Stock contains any provisions affording the holders of the Series D Preferred Stock protection in the event of a highly leveraged or other transaction that might adversely affect the holders of the Series D Preferred Stock.

     THE SERIES D PREFERRED STOCK MAY FLUCTUATE IN MARKET PRICE AND VOLUME. A number of factors may adversely influence the price of the Series D Preferred Stock in public markets, many of which are beyond our control. In particular, an increase in market interest rates would result in higher yields on other financial instruments and may lead investors in Series D Preferred Stock to demand a higher annual distribution rate on the price paid for shares from distributions by us, which could adversely affect the market price of the shares of Series D Preferred Stock. Although we intend to list the Series D Preferred Stock on the NYSE, the daily trading volume of REITs in general and the Series D Preferred Stock in particular may be lower than the trading volume of certain other industries. As a result, investors who desire to liquidate substantial holdings at a single point in time may find that they are unable to dispose of such shares in the market without causing a substantial decline in the market value of such shares.

     OUR CURRENT AND POTENTIAL INVESTMENTS IN SELF STORAGE BUSINESSES THAT ARE NOT REAL ESTATE-RELATED MAY RESULT IN LOSSES WHEN ECONOMIC CONDITIONS CHANGE. We have invested in self storage businesses that are not real estate-related and we might make more of these investments. For example, we have invested in Shurgard Storage To Go, Inc., a business that provides customers with local delivery, pick up and storage of individual storage containers. Shurgard Storage To Go faces the same risks that we do regarding losses resulting from competition and decreases in rent in the self storage market. In addition, because Shurgard Storage To Go does not have significant real-estate holdings or other marketable assets to borrow against, it might have difficulty borrowing necessary operating funds or attracting additional investments if economic conditions change, putting our investment at greater risk of loss.

     MARKET INTEREST RATES MAY NEGATIVELY AFFECT THE PRICE OF OUR DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK. Annual yields on other financial instruments might exceed the yield from our interest payments, preferred stock dividends or common stock distributions. This could lower the market price of our debt securities, preferred stock or common stock and make it more difficult for us to raise capital.

     WE MAY NOT BE ABLE TO REPAY OUR DEBT FINANCING OBLIGATIONS. We might not have sufficient net cash flow from our operations to meet required payments of principal and interest under our loans. As a result, we might not be able to refinance the existing debt on the properties or might have to enter into credit terms that are less favorable than the terms of our existing debt.

     WE HAVE INTERNATIONAL OPERATIONS THAT CARRY RISKS IN ADDITION TO OUR U.S. OPERATIONS. We invest in operations outside the United States. We face risks inherent in international business operations, including currency risks, unexpected changes in regulatory requirements, longer accounts receivable payment cycles, difficulties in staffing and managing international operations, potentially adverse tax burdens, obstacles to the repatriation of earnings and cash, and burdens of complying with different permitting standards and a wide variety of foreign laws. Each of these risks might impact our cash flow or impair our ability to borrow funds, which ultimately could adversely affect our ability to repay loans and make expected distributions to shareholders.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from this offering of approximately $72.5 million, after all anticipated issuance costs (approximately $83.4 if the underwriters' over-allotment option is exercised in full). We intend to use the net proceeds from this offering and other available cash to pay down outstanding mortgage debt due June 1, 2001, which bears interest at a rate of 8.28% per annum and had an outstanding balance at January 31, 2001 of $122.6 million.

                            BUSINESS AND PROPERTIES

OUR HISTORY

     We are a fully integrated, self-administered and self-managed REIT that develops, acquires, owns and manages self storage centers and related operations. Our self storage centers offer easily accessible storage space for personal and business uses. We are one of the four largest operators of self storage centers in the United States. As of September 30, 2000, we operated a network of 408 storage centers and three business parks located throughout the United States and in Europe. Of these properties, we own directly and through our subsidiaries and joint ventures, 379 properties, which contain approximately
24.0 million net rentable square feet. Of the 379 properties we own, 343 are located in 19 states in the United States and 36 are located in Europe. We also manage 31 self storage centers and one business park for third parties containing approximately 1.9 million net rentable square feet. For the quarter ended September 30, 2000, our self storage centers had a weighted average annual net rentable square foot occupancy rate of 83% and a weighted average rent per net rentable square foot of $10.77.

     We were incorporated in Delaware on July 23, 1993 and began operations through the consolidation on March 1, 1994 of 17 publicly held real estate limited partnerships that were sponsored by Shurgard Incorporated. On March 24, 1995, Shurgard Incorporated merged with and into us, and we became self-administered and self-managed. In May 1997, we reincorporated in the state of Washington.

RECENT DEVELOPMENTS

     On December 15, 2000, we exercised our option to purchase the partnership interest in Shurgard/ Fremont Partners I under the terms of the option agreement. The partnership currently owns 15 properties. On January 30, 2001, we completed that purchase. As a result of this transaction, we now own all of the partnership interests, directly or through one of our wholly owned subsidiaries. The option purchase price was approximately $27.7 million. Concurrent with the closing, we repaid the partnership's outstanding mortgage financing of approximately $45.0 million.

     On December 29, 2000, a development joint venture consisting of us and affiliates of JP Morgan Partners, formerly Chase Capital Partners, in which we own a 20% interest, acquired 21 properties developed by us. The joint venture, when fully funded, will be capitalized with approximately $112.8 million, including equity contributions of $36.1 million from JP Morgan Partners and $9.0 million from Shurgard. General Electric Capital Corporation provided non-recourse mortgage financing in the amount of $67.7 million. We used the proceeds obtained from the contribution of the properties to pay down our line of credit and for other general corporate purposes.

     On February 2, 2001, our board of directors declared fourth quarter dividends of $.51 per share of common stock, which we will pay on February 26, 2001 to shareholders of record as of February 14, 2001. On November 27, 2000, the pricing committee of our board of directors declared fourth quarter dividends of $.55 per share of our Series B Preferred Stock and $.54375 per share of our Series C Preferred Stock, which we paid on December 31, 2000 to shareholders of record as of December 1, 2000.

     On February 15, 2001, we sold $200 million of senior unsecured notes due 2011. The notes were offered under SEC Rule 144A and were not registered under the Securities Act of 1933, as amended. The notes have a ten-year term to maturity, a coupon rate of 7.75%, and were issued with registration rights to holders of the notes. We intend to use the proceeds to pay down the approximately $161 million balance on our line of credit and for other general corporate purposes.

     We are currently concluding negotiations and finalizing documentation of a revolving credit facility for borrowings of up to $360 million. The expanded facility -- an 80% increase from $200 million to $360 million -- will be accomplished primarily by increasing the number of banks in the bank group that provide credit to us. This new facility is expected to mature in 2005. As presently contemplated, it would also include a feature that permits us to enter into up to $250 million worth of tax retention operating leases with the bank group by limiting our capacity on the line of credit for each dollar used by the bank group to fund the operating leases. Under the contemplated operating lease agreement, we would function as construction agent and tenant and the bank group would function as landlord. We anticipate that the closing of this facility will occur within the first quarter of 2001, but there can be no assurance that we will close on the new facility.

     We own nonvoting stock in Shurgard Storage To Go, Inc., which is not a qualified REIT subsidiary and therefore is subject to corporate level tax. As of December 31, 2000, our investment in Shurgard Storage To Go was $5.0 million and we had loaned an additional $12.9 million to fund operations. In 1999, the REIT provisions of the Code were changed by the Taxpayer Refund and Relief Act of 1999 to provide for a new type of entity known as a "taxable REIT subsidiary." See "Federal Income Tax Considerations -- Overview of REIT Qualification
Rules -- 1999 Tax Legislation." During 2001, we plan to elect to treat Shurgard Storage To Go as a taxable REIT subsidiary. In addition, during 2001 we plan to recapitalize Shurgard Storage To Go such that we would convert substantially all of our existing loan to Shurgard Storage To Go into equity and acquire all or substantially all of the voting stock of Shurgard Storage To Go in order to comply with the 1999 tax legislation.

     The following table sets forth our revenue and net income for the quarters and fiscal years ended December 31, 2000 and 1999. You should read this table in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended, and our Current Report on Form 8-K filed February 9, 2001.

                                                    THREE MONTHS ENDED         YEAR ENDED
                                                       DECEMBER 31,           DECEMBER 31,
                                                    ------------------    --------------------
                                                     2000       1999        2000        1999
                                                    -------    -------    --------    --------
                                                                  (IN THOUSANDS)
Revenue...........................................  $51,207    $45,023    $195,867    $173,154
Net income........................................  $13,233    $13,715    $ 52,632    $ 50,673

STRATEGY

     Our mission is to become the global leader in storage products and services and to ensure satisfaction and value for our customers through security, quality and innovation. Our strategy involves an emphasis on customer service and satisfaction; portfolio management; development and acquisitions; and property management systems.

  Customer Service and Satisfaction

     - Quality Employees. We view the quality of customers' interaction with employees as critical to our long-term success. Accordingly, we emphasize teamwork in our employee training programs. Through our emphasis on training, personnel development and decentralized decision-making, we believe we attract well-qualified, highly motivated employees committed to providing superior levels of customer service.

     - Convenient and Secure Stores. Our stores are easily accessible, offer a range of storage products and services for customer convenience, and emphasize security and product quality. We believe that our strategy of offering high-quality, convenient stores strengthens the brand image of Shurgard, attracts customers and enables us to maintain premium rents.

       - Store Location and Hours. Our stores are generally located in major metropolitan areas along retail and high-traffic corridors for easy customer access, and usually have significant road frontage for high visibility. Although hours vary from store to store, customers can generally access their individual units between 6 a.m. and 9 p.m.

       - One-Stop Convenience. Our stores offer a range of storage products and ancillary services, including supplies such as packing and storage materials, locks and boxes, as well as services such as property insurance referrals, moving company referrals, and Ryder truck rentals that we believe conveniently and efficiently address customers' storage needs. In addition, we generally offer premium features such as computer-controlled access and electronic security systems. Finally, a number of our stores offer climate-controlled storage space.

       - Property Security. A variety of measures are used at our stores, as appropriate, to enhance security. Such measures may include, among others, on-site personnel, electronic devices such as intrusion and fire alarms, access controls, video and intercom surveillance devices, individual unit alarms, perimeter beams, fencing and lighting. Customers are each assigned a designated personal identification number for use in connection with a computerized gate access system. Each access is logged into a computer database. In addition, we have developed and plan to continue to improve our package of security controls, including software, video and interactive communication.

       - Capital Expenditures and Maintenance. We budget for a level of capital expenditures consistent with our commitment to maintaining attractive, well-maintained and secure self storage centers, which enable us to pursue a premium pricing strategy. In addition, capital expenditures for consistent signage and color scheme among our properties strengthens the brand image of Shurgard.

       - Selective Disposition. We regularly review our portfolio compared to established internal standards, identify those properties which cannot meet these standards and dispose of such properties. We intend to continue this policy.

     - Marketing and Marketing Research. We place primary marketing emphasis on providing managers with sales skills to elicit customer needs and turn prospects into customers. We also have a national sales center to field telephone sales calls from individual properties. Employees at the national sales center are able to rent a unit at the store most convenient to the customer. In the first quarter of 2000, we implemented additional sales and marketing programs to broaden our distribution channels, such as a web site for our enhanced e-commerce business and an expanded commercial accounts and direct sales force in selected markets.

       We maintain an extensive market research database on our primary markets and closely track occupancy levels, rental rates and other operational data regarding self storage properties within these markets. We have also conducted focus group research and telephone surveys, and utilize customer comment cards to identify the primary considerations in customers' self storage choices and satisfaction so that we can better attract and service customers.

       We employ various means to increase our share of the self storage market. We place prominent advertisements in the yellow pages and seek to promote customer awareness of our stores through highly visible store locations, site signage and architectural features. We locate our stores along retail and high-traffic corridors, usually with significant road frontage to increase visibility. We build on most newly developed stores a distinctive "lighthouse" office to distinguish us from competitors and to increase customer awareness of the Shurgard brand.

  Portfolio Management

     Our portfolio management strategy is to increase same store cash flow by achieving the highest rental rate structure consistent with strong occupancy rates, cost containment, improved operating leverage, and expansion of our existing stores.

     - Revenue Optimization. We seek to optimize our revenue by achieving the highest rental rate structure for our stores, consistent with strong levels of occupancy, through the use of teams of store employees and district managers who are trained and authorized to set rental rates and make rental rate changes based on their analysis of demand and availability at a particular store. We empower local market personnel to change marginal rental rates in order to ensure a fast, flexible response to changing market conditions. Market personnel evaluate their properties' rental rates on a periodic basis, based on unit demand and unit availability, and can quickly change marginal rental rates to ensure that revenue is optimized.

     - Cost Containment and Improved Operating Leverage. We seek to increase cash flow by carefully containing operating expenses. For example, we aggressively appeal our real estate tax assessments. In addition, as we increase the number of properties in our targeted markets, we achieve larger economies of scale and lessen the impact of corporate overhead expense. We believe that our management and operational procedures, which can be implemented over a large number of properties, enable us to add new properties with little additional overhead expense.

     - Strategic Build-Outs. We seek to increase revenue by building out additional rentable storage space at suitable stores either through on site expansion or acquisition of property adjacent to existing stores. We typically receive high incremental returns on such build-out investments, because resulting revenue increases are achieved with little increase in fixed operating costs.

  Development and Acquisitions

     Our external growth strategy is to develop new, high-quality self storage properties and to selectively acquire additional self storage properties that meet or can be upgraded to our standards. In general, we plan to develop or acquire new properties primarily in our existing markets and in new markets that create economies of scale with our current network of stores. In most markets, we seek to own at least 15 stores in order to realize operating and marketing efficiencies and increase brand awareness. We believe that the experience of our management team in developing and acquiring self storage properties strengthens our ability to pursue our external growth strategy.

     We favor development or acquisition of self storage properties in major metropolitan markets, located near retail or high-traffic corridors, usually with significant road frontage to increase visibility. We rely on our market personnel to target areas in which to develop and acquire new stores. We utilize our staff of real estate professionals in various markets to develop and acquire new stores in the markets presenting the best opportunities. We have developed comprehensive market expansion plans for each of our target markets, and use these plans as the basis for selecting new store locations and acquisition targets. The market expansion plans utilize a demographic analysis of an area along with an evaluation of competitors' locations, rates and product quality to determine the optimum number and location of new stores. Management believes that, under current market conditions, development will generally provide superior long-term returns when compared to acquisitions of similar size, quality and location. Based on this belief, our current growth plan focuses heavily on property development; however, management continually analyzes market conditions and acquisition opportunities.

     - Development. We believe that several factors favor our development strategy:

       - Development Expertise. We have substantial construction management and architectural experience that was acquired over the past 26 years. Along with our predecessors, we developed more than a third of the properties we currently own or manage, and, since 1972, we have maintained an internal development staff, which currently employs 34 people.

       - Strategic Site Selection to Maximize Revenues. To obtain the best store locations, we target sites for development in urban areas and up-scale retail areas that often require rezoning and other complex development measures. We believe that the difficulties of developing storage properties in such in-fill areas may discourage competitors from locating nearby and, as a result, enable us to operate in underserved areas. This in turn enables us to charge higher rental rates.

       - Focus on Quality and Brand Image Development. We have greater control of quality and brand image by developing our own self storage properties. This enables us to focus on high construction quality and standards and a consistent and inviting building design. We believe our focus on quality and consistency will enable us to further strengthen awareness of the Shurgard brand, obtain repeat business, maintain premium prices and differentiate us from our competitors.

     - Acquisitions. We also selectively acquire high-quality properties that are consistent with our business plan. Additional acquisitions allow us to spread overhead and certain management, marketing and advertising costs over a greater number of revenue-producing assets. As a result, we can achieve increasing economies of scale with each new property acquired. We complete a thorough analysis of each property that we intend to acquire, including, but not limited to, a review of capital expenditures that will be required for the property to meet our standards and, at a minimum, a Phase I environmental assessment report.

     - European Investment. The strategies mentioned above also apply to our European investment. During the past seven years, our European partners have cautiously tested the product on local consumers and have tailored their self storage product to meet the needs of European consumers. During that time they built the infrastructure necessary to support an accelerated expansion program. Today, these European operations employ over 140 employees with a senior management team made up of seasoned managers with substantial local development, finance, operations and marketing experience. As of September 30, 2000, we had a 7.57% interest in 36 storage centers operating in five countries.

     - Shurgard Storage To Go, Inc. Our customer service focus means that we are continually exploring new ways to serve our customers' storage needs. One of the ways we have broadened our ability to meet customer needs is by bringing storage directly to the customer through containerized storage through Shurgard Storage To Go. Weatherized 8'x5'x8' storage containers are delivered to customers for packing. The containers are then picked up and delivered to a warehouse for storage. Customers may access their storage container in a showroom at the warehouse or have it redelivered to their home. In addition to the monthly rental charge, service fees may be charged for transportation of the container. This business venture is currently operating in the Seattle, Portland, San Francisco and Atlanta markets. As of December 31, 1999, Shurgard Storage Centers, Inc. had invested $4.7 million in equity and $10.7 million in debt in Shurgard Storage To Go, Inc.

  Property Management Systems

     We have integrated property management systems and procedures for marketing, advertising, leasing, operations, maintenance and security of properties and the management of on-site personnel. Our computerized management information system links our corporate office with each store. During 1997, we completed the development and installation of proprietary software that expedites internal auditing, financial statement and budget preparations, allows the daily exchange of information with our corporate office, and manages detailed information with respect to the tenant mix, demographics, occupancy levels, rental rates, revenue optimization, payroll and other information relating to each store. Additionally, we purchased a new network-based accounting package that has aided in the compilation and dissemination of information from and to our stores. During 1998, as part of our move to our new corporate offices, we installed an enterprise wide-area network and remote access capability. We believe that this new information system is adequate to support the management of our currently owned properties as well as planned future growth. During 1999, we were recognized for our centralized sales management software (Aladdin) under Microsoft's Best Business Operations Solution award. This software enables our national sales center, commercial accounts, and our corporate employees to have remote sales access to our entire network of stores.

  Other Activities

     We also manage, under the Shurgard name, self storage properties owned by others that meet our quality standards. Management of such properties enables us to spread the cost of overhead across a greater number of properties. Additionally, it enables us to expand our presence in the markets in which we operate, to offer customers a broader geographic selection of self storage properties to suit their needs, and to establish relationships with property owners that may lead to future acquisitions. Management fees that we earn are not qualifying income for REIT qualification purposes. Accordingly, we closely monitor the level of these activities to ensure our continued qualification as a REIT.

     For financial information about our industry segments, see our consolidated financial statements and related notes, including NOTE M, contained in our Annual Report on Form 10-K for the year ended

December 31, 1999, as amended, incorporated herein by reference. For financial information about our foreign and domestic operations, see the consolidated financial statements and the related notes, including NOTE E, contained in our Annual Report on Form 10-K for the year ended December 31, 1999, as amended, incorporated herein by reference.

CAPITAL STRATEGY

     We intend to maintain our stated long-term capital objectives including: conservative leverage ratios; maintaining our investment grade rating; extending our debt maturity schedule; and increasing the percentage of our unencumbered assets. We anticipate funding our growth and our on-going development program primarily through a combination of our lines of credit, unsecured debt, preferred equity, and alternative capital sources. We intend to pursue joint ventures with private institutions and public pension funds to provide these alternative sources of capital. Additionally, we anticipate reducing our dividend payout ratio in order to retain cash flow for growth.

     To fund development and acquisitions and to provide capacity for our upcoming debt maturities, we are currently concluding negotiations and finalizing documentation of a revolving credit facility for borrowings of up to $360 million. We anticipate that cash flow from operating activities will continue to provide adequate capital for debt service payments until maturity, as well as for distribution payments in accordance with REIT requirements. We anticipate refinancing outstanding debt upon maturity through unsecured debt or equity or some combination thereof.

     In order to mitigate our currency exchange and interest rate risk, we contract with financial institutions for hedging, exchanging, or entering into swap transactions. Our policy specifically prohibits us from entering into any such contract solely to secure profit by speculating on the direction of currency exchange rates if unrelated to capital borrowed, lent or invested by us.

COMPETITION

     Competition exists in every market in which our stores are located. We compete with, among others, national, regional and local self storage operators and developers. The primary factors on which competition is based are location, rental rates, security, suitability of the property's design to prospective tenants' needs and the manner in which the property is operated and marketed. We believe that the primary competition for potential customers of any of our self storage centers comes from other self storage properties within a three- to five-mile radius of that store. We have positioned our stores within their respective markets as a high-quality operator that emphasizes customer service and security. We do not seek to be the lowest-price storage provider.

PROPERTIES

     We own, as of September 30, 2000, directly and through our subsidiaries and joint ventures, 379 properties (including 377 self storage properties), 343 of which are located in 19 states and 36 of which are located in Europe. Our self storage properties are designed to offer accessible storage space for personal and business use. Individuals typically rent individual units in self storage properties for storage of personal belongings such as furniture, appliances, boats and other household and recreational goods. Businesses typically rent space for storage of business property such as equipment, seasonal goods, records and fixtures. We believe that it is desirable to have commercial customers because they tend to rent larger units, stay for longer terms, are more reliable payers and are less sensitive to price increases. Accordingly, we have marketing and direct sales programs that target commercial users. We estimate that commercial users account for approximately 21-35% of our total customer base.

     As of September 30, 2000, we owned directly 152 properties; we owned, indirectly through our subsidiaries, 100% interests in an additional 119 properties; we owned, indirectly through our subsidiaries, partial interests of 50% or more in an additional 40 properties; and we owned, indirectly through our subsidiaries, partial interests of less than 50% in an additional 68 properties.

     The following map shows the number of properties in each state where we operate.

                            [SHURGUARD NETWORK MAP]

     Our self storage properties are divided into a number of self-enclosed rental units that generally range in size from 25 to 360 square feet. Many properties have uncovered storage outside the buildings for parking motor vehicles, boats, campers and other similar items suitable for outside storage. Additionally, a number of our properties include climate-controlled storage units for which we charge rents at substantial premiums.

     Rental units are usually rented on a month-to-month basis. The average rental period for a tenant is approximately 1.5 years. This average is comprised of the rental periods of business tenants, who tend to lease space for longer periods (approximately two to three years), and those of residential customers, who tend to lease space for shorter periods (approximately six months to a year). Rental income from leased space constitutes the primary revenue from such properties, but additional revenue is received from incidental services rendered at the properties, such as lock and box sales and truck rentals. Rental rates vary substantially depending on the size of the storage space, the property location, the quality of the property and the proximity of competition.

     Customers of self storage properties are generally responsible for delivering and retrieving their goods. Many leased spaces can be accessed directly by automobile or truck, but some properties, in particular the multistory buildings, have separate loading docks and elevators available for delivery and retrieval of stored goods. Customers generally have access to their unit without additional charge during normal business hours and control access to such space through the use of their personal padlocks. We offer Ryder truck rentals at a majority of our properties for added convenience to our customers and to differentiate our stores from most of our competitors. In addition to truck rentals, we sell locks, boxes and packing and storage materials at our stores.

     The leasing, maintenance and operation of our stores are the responsibility of store managers. Each property's security is provided through a variety of systems that may include, among others, on-site personnel, electronic devices such as intrusion and fire alarms, access controls, video and intercom surveillance devices, property fencing and lighting.

     Although our stores range considerably in size, most properties consist of one or more single-story buildings that are located on a site of 1.5 to 5 acres. The smallest store has approximately 23,000 net rentable square feet, while the largest store has approximately 290,000 net rentable square feet. The properties generally are constructed with concrete block or tilt-up concrete panels, with steel columns or precast concrete columns that rest on concrete footings and slabs, and have built-up tar roofs or pitched truss roofs with shingles or standing seam metal roofs. The interior walls are generally constructed with metal studs and partitions or other construction materials that are secure but readily movable. The parking areas and driveways are generally asphalt or cement. All stores have fencing, floodlights, and electronic gates.

     In some cases, multistory buildings able to bear substantial weight loads, such as warehouses and newspaper plants, have been converted into self storage properties. In addition, similar multistory buildings for self storage have been constructed in dense urban areas where land costs, zoning and other development considerations make it impractical or undesirable to construct single-story buildings.

HISTORICAL PORTFOLIO PERFORMANCE

     The following table sets forth information by state regarding average occupancy and average rent per square foot for our domestic self storage properties for the nine months ended September 30, 2000 and the years ended December 31, 1999, 1998 and 1997.

                           % OF                AVERAGE OCCUPANCY(1)                   AVERAGE RENT PER SQUARE FOOT
                        REVENUE FOR    -------------------------------------   -------------------------------------------
                        NINE MONTHS     NINE MONTHS          YEAR ENDED         NINE MONTHS             YEAR ENDED
                           ENDED           ENDED            DECEMBER 31,           ENDED               DECEMBER 31,
                       SEPTEMBER 30,   SEPTEMBER 30,    --------------------   SEPTEMBER 30,    --------------------------
        STATE              2000            2000         1999    1998    1997       2000          1999      1998      1997
        -----          -------------   -------------    ----    ----    ----   -------------    ------    ------    ------
Arizona..............         5%            82%          76%     77%     78%      $ 9.52        $ 9.45    $ 9.38    $ 9.19
California...........        16             88           89      91      89        12.21         11.63     10.97     10.38
Florida..............         7             73           78      83      85        10.36         10.09      9.80      9.00
Georgia..............         5             79           74      75      83         9.91         10.07      9.87     10.07
Illinois.............         4             84           84      85      90        10.28         10.12      9.60      9.25
Michigan.............         6             90           86      89      89         9.29          8.72      8.23      7.88
New York.............         5             80           83      88      88        18.85         18.99     18.35     17.25
Oregon...............         3             89           85      84      81         9.39          9.29      9.19      8.81
Texas................        14             80           82      84      81         9.12          9.11      8.69      8.27
Virginia.............         8             84           81      84      87        11.64         11.24     10.60      9.75
Washington...........        17             87           84      87      90        10.84         10.39      9.90      8.87
Other................        10             78           78      78      77         9.95          9.79      9.72      9.40
Total/Weighted
  Average............       100%            83%          84%     82%     84%      $10.60        $10.30    $ 9.90    $ 9.37

---------------
(1) The occupancy information noted above is affected by new stores, which, once opened, go through a "rent-up" period during which occupancy is generally lower than at later stages.

     Based on our revenues and expense data for the nine-month period ended September 30, 2000, we estimate that our average occupancy could have dropped to 44.1% during that period and we still would have been able to pay all of our operating expenses and debt obligations.

     The following graph shows the cumulative annual percentage increase from January 1, 1990 through September 30, 2000 of our net operating income and revenue. The percentage growth shown from year to year in net operating income and revenue is based on "same store" data for each of the applicable comparison periods. As set forth in our Annual Report on Form 10-K for the year ended December 31, 1999, as amended, for 1990 and each year thereafter, "same stores" include existing stores acquired prior to January 1 of the previous year as well as developed properties that were operating for a full two years as of October 1 of the year referenced. The following graph also shows U.S. inflation for the same period, based on the Consumer Price Index.

                         OUR INTERNAL GROWTH SINCE 1990
                         (CUMULATIVE PERCENTAGE CHANGE)

                                      LOGO

     The following table sets forth the data graphed above.

                                                                                                        FOR THE
                                                                                                      NINE-MONTH
                                                 FOR THE YEAR ENDED DECEMBER 31,                     PERIOD ENDED
                                                 -------------------------------                     SEPTEMBER 30,
                               1990   1991   1992   1993   1994   1995   1996   1997   1998   1999       2000
                               ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   -------------
Net Operating Income (NOI)...   0%     7%     15%    25%    34%    41%    45%    52%    59%    64%        70%
Revenues.....................   0%     6%     16%    24%    31%    36%    41%    46%    50%    55%        61%
Inflation(1).................   0%     4%      7%    10%    13%    16%    19%    21%    23%    25%        29%

---------------
(1) Source: U.S. Bureau of Labor Statistics -- Consumer Price Index -- All Urban Consumers, Seasonally Adjusted U.S. City Average, All Items, Base Period:
    1982 - 84=100.

     The following graph shows the same store average annual rent per square foot from January 1, 1990 through September 30, 2000, as reported in our Quarterly Report on Form 10-Q for the period ended September 30, 2000. [GRAPH]

                                                                        SAME STORE RENT GROWTH
                                                                        ----------------------
1989                                                                              7.16
1990                                                                              7.35
1991                                                                              7.68
1992                                                                              7.84
1993                                                                              8.25
1994                                                                              8.84
1995                                                                              9.14
1996                                                                              9.65
1997                                                                              9.98
1998                                                                             10.37
1999                                                                             10.78

     The following graph summarizes, for each year in the period from 1989 to 1999 the total revenues for the 110 stabilized self storage centers (the storage centers we opened prior to January 1, 1988) that we operated in 1989 and that we continued to operate in 1999, compared to the increase over the prior year in the gross domestic product of the United States for each such year or period (dollars in millions).
[GRAPH]

                                                                 SHURGARD COMPARABLE-STORE
                                                                          REVENUES                       INCREASE IN GDP
                                                                 -------------------------               ---------------
1989                                                                       $  47                               3.5%
1990                                                                       $  49                               1.8%
1991                                                                       $  50                              -0.5%
1992                                                                       $  53                               3.1%
1993                                                                       $  58                               2.7%
1994                                                                       $  62                               4.0%
1995                                                                       $  64                               2.7%
1996                                                                       $  67                               3.6%
1997                                                                       $  71                               4.4%
1998                                                                       $  73                               4.4%
1999                                                                       $  76                               4.2%

(1) Source: U.S. Department of Commerce, Bureau of Economic Analysis. National Income and Product Accounts.

                           THE SELF STORAGE INDUSTRY

     The self storage industry serves an important function in the commercial and residential real estate markets. Self storage properties were first developed in the early 1960's in the southwestern United States in response to the growing need for low-cost, accessible storage. We believe that a number of factors accelerated the demand for low-cost storage, including, among others, a more mobile society, with individuals moving to new homes and new cities needing short-term storage for their belongings, the increasing cost of housing (resulting in smaller houses), the increased popularity of apartments and condominiums, more individuals with growing discretionary income (resulting in the purchase of items such as boats and recreational vehicles that often cannot be stored at residences), the growing number of small businesses and the escalating cost of other storage alternatives. As the demand for such storage increased, and the acceptance of self storage became more widespread, self storage properties were built throughout the United States. Generally, such properties were constructed along major thoroughfares that provided ready access and public visibility or in outlying areas where land was inexpensive. In certain areas of the country, where new construction was impractical because of construction costs, lack of suitable sites or other restrictions, older structures have been converted into self storage properties.

     We believe, based on our experience, that the self storage industry is characterized by fragmented ownership, high gross margins, low levels of price sensitivity and increasing customer demand. Typical customers of a self storage property include individuals, ranging from homeowners to college students, and commercial users, such as sales representatives and distributors, who require frequent access, and business owners requiring seasonal storage. A single customer rarely occupies more than 1% or 2% of the net rentable area in any particular store.

     Capital expenditures are generally less for self storage properties as compared to other types of commercial real estate due to the properties' structural simplicity and durable materials and the lack of tenant improvement demands. Capital expenditures include periodic expenditures for replacing roofs and pavement, as well as improvements such as expansions and unit reconfigurations. Expense items include repairing asphalt, doors, fences and masonry walls, maintaining landscaping, and repairing damage caused by customer vehicles. Minimal maintenance is required to a storage unit when vacated to prepare it for the next customer.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2000

     - on an actual basis;

     - on a pro forma basis to reflect the contribution of 21 properties to our joint venture with JP Morgan Partners during the fourth quarter of 2000, the purchase of a 90% interest in Shurgard/ Fremont Partners I and the issuance of $200 million principal amount of Notes due 2011 on February 20, 2001; and

     - as adjusted to give effect to the issuance and sale of Series D Preferred Stock in this offering.

     You should read this table in conjunction with the other financial information included in our Annual Report on Form 10-K for the year ended December 31, 1999, as amended, which is incorporated herein by reference.

                                                                AS OF SEPTEMBER 30, 2000
                                                        -----------------------------------------
                                                          ACTUAL       PRO FORMA      AS ADJUSTED
                                                        ----------    ------------    -----------
                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
Debt
  Lines of credit.....................................  $  164,675     $       --     $       --
  Notes payable(1)....................................     244,994        260,344        187,844
  7.5% Notes Due 2004.................................      50,000         50,000         50,000
  7.625% Notes Due 2007...............................      50,000         50,000         50,000
  7.75% Notes Due 2011................................          --        200,000        200,000
                                                        ----------     ----------     ----------
       Total debt.....................................     509,669        560,344        487,844
                                                        ----------     ----------     ----------
Shareholders' equity
  Series B Cumulative Redeemable Preferred Stock;
     $0.001 par value; 2,300,000 shares authorized;
     2,000,000 shares issued and outstanding;
     liquidation preference of $50,000................      48,056         48,056         48,056
  Series C Cumulative Redeemable Preferred Stock;
     $0.001 par value; 2,000,000 shares authorized;
     2,000,000 shares issued and outstanding;
     liquidation preference of $50,000................      48,115         48,115         48,115
  Series D Cumulative Redeemable Preferred Stock;
     $0.001 par value; 3,000,000 shares authorized;
                 shares issued and outstanding;
     liquidation preference $75,000...................                                    72,500
  Class A Common Stock, $0.001 par value per share;
     120,000,000 shares authorized; 29,604,835 shares
     issued and outstanding...........................     623,910        623,910        623,910
  Class B Common Stock, $0.001 par value per share;
     500,000 shares authorized, 154,604 shares issued
     and outstanding; net of loans to shareholders of
     $3,680...........................................        (760)          (760)          (760)
  Accumulated distributions in excess of earnings.....     (75,178)       (75,178)       (75,178)
                                                        ----------     ----------     ----------
       Total shareholders' equity.....................     644,143        644,143        716,643
                                                        ----------     ----------     ----------
       Total capitalization...........................  $1,153,812     $1,204,487     $1,204,487
                                                        ==========     ==========     ==========

---------------
(1) Includes $122.6 million aggregate principal amount of notes that mature on June 1, 2001.

                         SELECTED FINANCIAL INFORMATION

     The following table sets forth selected financial information for us for each of the five years in the period ended December 31, 1999 and each of the nine-month periods ended September 30, 2000 and 1999.

     We derived the selected financial information presented below for and as of the end of the last five fiscal years from our audited financial statements. We derived the selected financial information presented below for the nine month periods ended September 30, 1999 and 2000 from our unaudited interim financial statements. Our management believes that the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary to fairly state the information set forth therein. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the full fiscal year or for any future period.

     You should read this table in conjunction with the other financial information included in our Annual Report on Form 10-K for the year ended December 31, 1999, as amended, and in our Quarterly Report on Form 10-Q for the period ended September 30, 2000, both of which are incorporated herein by reference.

                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,                 AT OR FOR YEAR ENDED DECEMBER 31,
                                        -------------------   --------------------------------------------------------
                                          2000       1999       1999        1998        1997        1996        1995
                                        --------   --------   --------    --------    --------    --------    --------
                                            (IN THOUSANDS EXCEPT PER SHARE DATA, RATIOS AND NUMBER OF PROPERTIES)
OPERATING DATA:
Revenue:
  Rental..............................  $145,774   $129,496   $175,045    $158,989    $137,746    $103,784    $ 92,397
  Other real estate investments income
    (loss)............................    (2,269)    (2,412)    (3,302)     (1,628)        225       3,371       1,396
  Property management.................     1,156      1,047      1,411       1,893       2,463       3,244       2,978
                                        --------   --------   --------    --------    --------    --------    --------
    Total revenues....................   144,661    128,131    173,154     159,254     140,434     110,399      96,771
Expenses:
  Operating...........................    41,475     34,828     47,660      46,421      40,278      30,889      26,171
  Depreciation and amortization.......    30,019     27,442     36,858      33,644      28,243      21,199      17,410
  Real estate taxes...................    12,897     11,405     15,777      13,195      11,295       8,898       7,596
  General, administrative and other...     3,730      3,211      4,193       4,578       3,956       4,351       4,859
                                        --------   --------   --------    --------    --------    --------    --------
    Total expenses....................    88,121     76,886    104,488      97,838      83,772      65,337      56,036
                                        --------   --------   --------    --------    --------    --------    --------
Income from operations................    56,540     51,245     68,666      61,416      56,662      45,062      40,735
Interest and other income or expense,
  net.................................     2,559      1,163      2,826       1,431       1,481         604       1,126
Interest expense......................   (23,038)   (16,198)   (22,445)    (21,076)    (17,096)    (12,829)    (12,038)
Minority interest.....................     3,338      1,846      2,724       2,963       1,264         (52)       (251)
                                        --------   --------   --------    --------    --------    --------    --------
Net income before cumulative effect of
  change in accounting principle......    39,399     38,056     51,771      44,734      42,311      32,785      29,572
Cumulative effect of change in
  accounting principle................        --     (1,098)    (1,098)         --          --          --          --
                                        --------   --------   --------    --------    --------    --------    --------
Net income............................  $ 39,399   $ 36,958   $ 50,673    $ 44,734    $ 42,311    $ 32,785    $ 29,572
                                        ========   ========   ========    ========    ========    ========    ========
Diluted net income per common share...  $   1.11   $   1.04   $   1.44    $   1.40    $   1.40    $   1.39    $   1.43
Diluted weighted average number of
  shares outstanding..................    29,545     29,103     29,130      28,724      28,000      23,570      20,696
Diluted distributions declared per
  common share........................  $   1.52   $   1.49   $   1.99(1) $   1.95(1) $   1.91(1) $   1.41(1) $   2.38(2)

                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,                   AT OR FOR YEAR ENDED DECEMBER 31,
                                      -----------------------   --------------------------------------------------------
                                         2000         1999         1999         1998        1997       1996       1995
                                      ----------   ----------   ----------   ----------   --------   --------   --------
                                            (IN THOUSANDS EXCEPT PER SHARE DATA, RATIOS AND NUMBER OF PROPERTIES)
BALANCE SHEET DATA (AT END OF
  PERIOD):
Storage centers, before accumulated
  depreciation......................  $1,274,783   $1,147,521   $1,174,394   $1,150,424   $928,354   $758,726   $558,861
Total assets........................   1,233,791    1,130,916    1,153,226    1,153,907    955,488    804,483    610,394
Notes payable.......................     344,994      280,211      332,347      330,998    239,494    131,794    131,395
Total liabilities...................     551,502      458,043      468,661      467,338    326,026    302,755    172,610
Shareholders' equity................     644,143      645,121      643,802      651,810    610,787    498,511    434,496
OTHER DATA:
Funds from operations(3)............  $   60,805   $   58,607   $   78,688   $   72,100   $ 66,158   $ 53,083   $ 45,788
Percentage of funds from operations
  paid out as distributions.........        73.6%        73.8%        73.5%        77.5%      80.9%      81.7%      80.1%
Cash flow provided by (used in):
  Operating activities..............      73,817       70,758       88,669       79,049     77,098     48,065     46,113
  Investing activities..............    (102,924)     (98,990)    (123,835)    (217,985)  (181,708)  (137,835)   (86,311)
  Financing activities..............      30,228       33,001       37,337      141,094    108,619     87,326     32,719
PORTFOLIO DATA (AT END OF PERIOD):
Number of properties:
  Owned properties..................         379          335          352          318        281        237        181
  Managed properties................          32           30           33           30         31         37         83
                                      ----------   ----------   ----------   ----------   --------   --------   --------
Total...............................         411          365          385          348        312        274        264
                                      ==========   ==========   ==========   ==========   ========   ========   ========
Net rentable square feet:
  Owned properties..................      24,200       21,600       22,600       20,500     18,200     15,500     11,900
  Managed properties................       1,900        1,700        1,900        1,600      1,500      1,900      4,700
                                      ----------   ----------   ----------   ----------   --------   --------   --------
Total...............................      26,100       28,300       24,500       22,100     19,700     17,400     16,600
                                      ==========   ==========   ==========   ==========   ========   ========   ========

---------------
(1) Does not include the distribution declared in January of the following year based on financial results for the quarter ended December 31 of the current year.

(2) Includes the distribution of $.44 per share declared in January 1995 based on financial results for the quarter ended December 31, 1994 as well as the special distribution of $.10 per share declared in November 1995.

(3) Funds from operations ("FFO"), pursuant to the National Association of Real Estate Investment Trusts' (NAREIT) October 1999, White Paper on Funds from Operations, is defined as net income (calculated in accordance with generally accepted accounting principles ("GAAP")) including non-recurring events, except for those defined as "extraordinary items" under GAAP and gains and losses from sales of depreciable operating property, plus depreciation of real estate assets and amortization of intangible assets exclusive of deferred financing costs less dividends paid to preferred stockholders. Contributions to FFO from unconsolidated entities in which the reporting entity holds an active interest are to be reflected in FFO on the same basis. We believe FFO is a meaningful disclosure as a supplement to net income because net income implicitly assumes that the value of assets diminish predictably over time while we believe that real estate values have historically risen or fallen with market conditions. FFO is not a substitute for net cash provided by operating activities or net income computed in accordance with GAAP, nor should it be considered an alternative indication of our operating performance or liquidity. In addition, FFO is not comparable to "funds from operations" reported by other REITs that do not define funds from operations in accordance with the NAREIT definition. All of our financial information has been restated to reflect the new definition. The following table sets forth the calculation of FFO in accordance with the NAREIT definition (in thousands):

                                               NINE MONTHS
                                                  ENDED
                                              SEPTEMBER 30,                AT OR FOR YEAR ENDED DECEMBER 31,
                                            ------------------    ----------------------------------------------------
                                             2000       1999       1999        1998       1997       1996       1995
                                            -------    -------    -------    --------    -------    -------    -------
     Net income...........................  $39,399    $36,958    $50,673    $ 44,734    $42,311    $32,785    $29,572
     Depreciation and amortization........   30,019     27,442     36,858      33,644     28,243     21,199     17,410
     Depreciation and amortization from
       unconsolidated joint ventures and
       subsidiaries.......................   (1,281)        84        (59)       (252)      (231)       219        149
     Deferred financing costs.............     (769)      (859)    (1,209)     (1,120)    (1,105)    (1,120)    (1,120)
     Pro rata cumulative effect of change
       in accounting principle............       --      1,545      1,545          --         --         --         --
     Gain on sale of operating real
       estate.............................       --         --       (370)       (216)        --         --       (223)
     Preferred dividends..................   (6,563)    (6,563)    (8,750)     (4,690)    (3,060)        --         --
                                            -------    -------    -------    --------    -------    -------    -------
     Funds from operations................  $60,805    $58,607    $78,688    $ 72,100    $66,158    $53,083    $45,788
                                            =======    =======    =======    ========    =======    =======    =======

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the periods indicated. Earnings represent earnings before accounting change, income tax expense, and fixed charges (excluding capitalized interest). Fixed charges consist of interest and preferred stock distributions and include capitalized interest that was not deducted when arriving at net income.

                                   NINE MONTHS
                                      ENDED                   YEAR ENDED DECEMBER 31,
                                  SEPTEMBER 30,   -----------------------------------------------
                                      2000         1999      1998      1997      1996      1995
                                  -------------   -------   -------   -------   -------   -------
  Ratio.........................        1.62         1.75      1.84      2.42      2.79      3.00

                    DESCRIPTION OF SERIES D PREFERRED STOCK

     In addition to the information below, you should also read "Description of Preferred Stock" in the accompanying Prospectus before deciding whether to invest in the Series D Preferred Stock. However, if the terms set forth in this Prospectus Supplement differ from the terms set forth in the Prospectus, you should rely on the terms set forth in this Prospectus Supplement. We reincorporated from the State of Delaware to the State of Washington in May 1997. Therefore, certain descriptions of Delaware law contained in the Prospectus are inapplicable. For a general comparison of the differences between Delaware law and Washington law, see "Certain Differences in Corporate Laws" in our Proxy Statement for Annual Meeting of Shareholders, dated March 31, 1997.

GENERAL

     We are authorized to issue up to 40,000,000 shares of preferred stock in one or more series. Our Board of Directors has the power to determine the number of shares in each series and fix the preference, conversion and other rights of such series, including, but not limited to, fixing distribution rights, distribution rates, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption (including sinking fund provisions), and the liquidation preference, without any further action by our shareholders (except in limited circumstances by holders of Series A Junior Preferred Stock), unless such action is required by applicable law or the rules of any stock exchange on which our securities are listed. The Series D Preferred Stock is a series of our preferred stock.

     On February 20, 2001, our Board of Directors adopted resolutions authorizing the designation and issuance of the Series D Preferred Stock. The following summary of the terms and provisions of the Series D Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the relevant sections of the Charter, including the Designation of Rights and Preferences of Series D Preferred Stock, each of which you may obtain from us.

     The registrar, transfer agent and distributions disbursing agent for the Series D Preferred Stock will be the American Stock Transfer & Trust Co.

     We have applied to list the Series D Preferred Stock on the NYSE, subject to official notice of issuance. If so approved, trading of the Series D Preferred Stock on the NYSE is expected to commence within 30 days after the date of initial delivery of the Series D Preferred Stock. See "Underwriting."

SERIES B AND SERIES C PREFERRED STOCK

     We currently have outstanding 2,000,000 shares of Series B Preferred Stock and 2,000,000 shares of Series C Preferred Stock. Holders of shares of Series B Preferred Stock are entitled to receive, when and as authorized by our Board of Directors, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of 8.80% per annum of the $25.00 liquidation preference (equivalent to a fixed annual amount of $2.20 per share). Holders of shares of Series C Preferred Stock are entitled to receive, when and as authorized by our Board of Directors, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of 8.70% per annum of the $25.00 liquidation preference (equivalent to a fixed annual amount of $2.175 per share). Distributions on the Series B Preferred Stock and Series C Preferred Stock are cumulative from the date of original issue and are payable quarterly in arrears on or about the last day of each March, June, September and December or, if not a business day, the succeeding business day. The Series B Preferred Stock is not redeemable prior to June 30, 2002; the Series C Preferred Stock is not redeemable prior to December 8, 2003. On or after June 30, 2002 in the case of the Series B Preferred Stock or December 8, 2003 in the case of the Series C Preferred Stock, we may, at our option, upon not less than 30 nor more than 60 days' written notice, redeem the Series B Preferred Stock or the Series C Preferred Stock, as the case may be, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions thereon to the date fixed for redemption. The shares of Series B Preferred Stock and Series C Preferred Stock are not convertible into or exchangeable for any other property or securities of Shurgard. The Series B Preferred Stock and Series C Preferred Stock rank on parity with the Series D Preferred Stock.

DISTRIBUTIONS

     Holders of the Series D Preferred Stock will be entitled to receive, when and as authorized by our Board of Directors, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of 8.75% per annum of the $25.00 liquidation preference (equivalent to a fixed annual amount of $2.1875 per share). Distributions on the Series D Preferred Stock will be cumulative from the date of original issue and will be payable quarterly in arrears on or about the last day of March, June, September and December or, if not a business day, the succeeding business day (each, a "Distribution Payment Date"). The first distribution on the Series D Preferred Stock will be paid on March 31, 2001, which will be for less than a full quarter. Any distributions payable on the Series D Preferred Stock for any partial period will be computed on the basis of the actual number of days the Series D Preferred Stock is outstanding and assuming a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in our share records at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable Distribution Payment Date falls or such other date designated by our Board of Directors for the payment of distributions that is not more than 30 or less than 10 days prior to such Distribution Payment Date (each, a "Distribution Record Date"). For dividend distributions, the Series D Preferred Stock will rank senior to the Class A Common Stock, the Class B Common Stock and the Series A Junior Preferred Stock, and on parity with the Series B Preferred Stock and the Series C Preferred Stock.

     No distributions on the Series D Preferred Stock will be authorized by our Board of Directors or be paid or set apart for payment if such action is restricted or prohibited by law or by the terms of any agreement of ours, including any agreement relating to our indebtedness.

     Notwithstanding the foregoing, distributions on the Series D Preferred Stock will accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accumulated but unpaid distributions on the Series D Preferred Stock will not bear interest, and holders of the Series D Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described above.

     Any distribution payment made on the Series D Preferred Stock will first be credited against the earliest accumulated but unpaid distribution due with respect to such shares.

LIQUIDATION RIGHTS

     In the event of any liquidation, dissolution or winding up of our business, the holders of the Series D Preferred Stock are entitled to be paid out of our assets that are legally available for distribution to our shareholders liquidating distributions in cash or property at its fair market value as determined by our Board of Directors in the amount of a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid distributions to the date of such liquidation, dissolution or winding up, before any distribution of assets is made to holders of Common Stock or any other capital shares that rank junior to the Series D Preferred Stock as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with any other entity or the sale, lease, transfer or conveyance of all or substantially all of our property or business shall not be deemed to constitute a liquidation, dissolution or winding up of our business. For liquidation rights, the Series D Preferred Stock will rank senior to the Class A Common Stock, the Class B Common Stock and the Series A Junior Preferred Stock and on parity with the Series B Preferred Stock and Series C Preferred Stock. For further information regarding the rights of the holders of the Series D Preferred Stock upon the liquidation, dissolution or winding up of Shurgard, see "Description of Preferred Stock -- Liquidation Preference" in the accompanying Prospectus.

REDEMPTION

     The shares of Series D Preferred Stock are not redeemable prior to February 27, 2006. On and after February 27, 2006, we may, at our option upon not less than 30 or more than 60 days' written notice, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions thereon to the date fixed for redemption (except as provided below), without interest, to the extent Shurgard has funds legally available therefor. The redemption price of the Series D Preferred Stock (other than any portion thereof consisting of accumulated and unpaid distributions) may be paid solely from the sale proceeds of other capital stock of Shurgard and not from any other source. For purposes of the preceding sentence, "capital stock" means any common stock, preferred stock, depository shares, interests, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Holders of Series D Preferred Stock to be redeemed must surrender such Series D Preferred Stock at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If notice of redemption of any Series D Preferred Stock has been given and if we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any Series D Preferred Stock so called for redemption, then from and after the redemption date distributions will cease to accrue on such Series D Preferred Stock, such Series D Preferred Stock will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If fewer than all of the outstanding shares of Series D Preferred Stock are to be redeemed, the Series D Preferred Stock to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares of Series D Preferred Stock) or by any other equitable method we choose. See "Description of Preferred Stock -- Redemption" in the accompanying Prospectus.

     We will give notice of redemption by publishing a notice in a newspaper of general circulation in the City of New York once a week for two successive weeks beginning not less than 30 or more than 60 days prior to the redemption date. We will mail a similar notice, postage prepaid, not less than 30 or more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series D Preferred Stock to be redeemed at their respective addresses as they appear on our share transfer records. No failure to give such notice or any defect in the notice or in the mailing of the notice will affect the validity of the proceedings for the redemption of any Series D Preferred Stock, except as to the holder to whom notice was defective or not given. Each notice must state (1) the redemption date, (2) the redemption price, (3) the number of shares of Series D Preferred Stock to be redeemed, (4) the place or places where the certificates evidencing the shares of Series D Preferred Stock are to be surrendered for payment of the redemption price, and (5) that distributions on the shares to be redeemed will cease to accumulate on such redemption date. If fewer than all the shares of Series D Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder must also specify the number of shares of Series D Preferred Stock to be redeemed from such holder.

     The holders of Series D Preferred Stock at the close of business on a Distribution Record Date will be entitled to receive the dividend distribution payable with respect to such Series D Preferred Stock on the corresponding Distribution Payment Date notwithstanding a redemption occurring between such Distribution Record Date and the corresponding Distribution Payment Date or our default in the payment of the distribution due. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series D Preferred Stock to be redeemed.

     The Series D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under "-- Restrictions on Ownership" below.

VOTING RIGHTS

     The Series D Preferred Stock is not entitled to vote except as expressly provided herein, by the Charter or by the Certificate of Designations of Series D Preferred Stock, or as may be required by law or by the rules of the NYSE. In any matter in which the Series D Preferred Stock is entitled to vote, including any action by written consent, each share of Series D Preferred Stock will be entitled to one vote.

     Whenever distributions on any shares of Series D Preferred Stock are in arrears for six or more quarterly periods, the holders of such shares of Series D Preferred Stock (voting together with all other series of preferred stock which have similar voting rights) will be entitled to vote for the election of two additional directors of Shurgard at a special meeting called by the holders of record of at least 10% of any series of Series D Preferred Stock so in arrears or the holders of any other series of preferred stock on parity with the Series D Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of our shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all distributions accumulated on such shares of Series D Preferred Stock for the past distribution periods and the then current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, at which time the two additional directors will resign from our Board of Directors. In such case, the entire Board of Directors will be increased by two directors.

     The approval of two-thirds of the outstanding Series D Preferred Stock voting as a single class is required in order to amend, alter or repeal any provision of the Designation of Rights and Preferences of Series D Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect the rights, preferences, privileges or voting power of the holders of shares of Series D Preferred Stock or authorize, reclassify, create, or increase the authorized or issued amount of any class or series of stock having rights senior to Series D Preferred Stock or to create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such shares. We may create additional classes of preferred stock that rank on parity with or junior to the Series D Preferred Stock, increase the authorized number of shares of such preferred stock and issue additional series of such preferred stock without the consent of any holders of Series D Preferred Stock or preferred stock with similar voting rights.

CONVERSION

     The shares of Series D Preferred Stock are not convertible into or exchangeable for any other property or securities of Shurgard.

RESTRICTIONS ON OWNERSHIP

     In order to maintain its qualification as a REIT, the Charter imposes limitations on the number of shares of capital stock, including Series D Preferred Stock, that may be owned by any single person or affiliated group. For information regarding such restrictions on ownership of Series D Preferred Stock, see "Restrictions on Transfers of Capital Stock; Excess Stock" in the accompanying Prospectus.

                       FEDERAL INCOME TAX CONSIDERATIONS

     DUE TO SIGNIFICANT CHANGES IN U.S. FEDERAL INCOME TAX LAWS SINCE THE DATE WE FILED OUR REGISTRATION STATEMENT WITH THE SEC, THIS DISCUSSION SUPERCEDES AND REPLACES IN FULL THE DISCUSSION IN THE ACCOMPANYING PROSPECTUS UNDER THE CAPTION "FEDERAL INCOME TAX CONSIDERATIONS." PROSPECTIVE PURCHASERS OF SERIES D PREFERRED STOCK SHOULD NOT RELY UPON THAT DISCUSSION IN DETERMINING WHETHER OR NOT TO PURCHASE THE SERIES D PREFERRED STOCK.

GENERAL

     The following general discussion summarizes the U.S. federal income tax considerations anticipated to be material to a shareholder in connection with the purchase, ownership and disposition of the Series D Preferred Stock. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to Shurgard's operations and the purchase, ownership and disposition of the Series D Preferred Stock by a prospective investor in light of such investor's personal circumstances.

     This discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of the Series D Preferred Stock who (except as otherwise described herein) is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code")) of the U.S., (ii) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or any political subdivision thereof, or (iii) an estate or trust, the income of which is subject to U.S. federal income tax regardless of its source (together, a "U.S. Shareholder"). Except as expressly described herein, this discussion does not address the tax consequences to a beneficial owner that is not a U.S. Shareholder (a "Foreign Shareholder"). This discussion also does not address the U.S. federal income tax consequences of ownership of Series D Preferred Stock not held as capital assets within the meaning of Section 1221 of the Code, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, banks, thrift institutions, insurance companies or other financial institutions, persons that hold Series D Preferred Stock as part of a "straddle," a "hedge" against currency risk or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. Moreover, the effect of any applicable state, local or foreign tax law is not discussed. ACCORDINGLY, EACH PERSON CONSIDERING THE PURCHASE OF SERIES D PREFERRED STOCK IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO ITS PARTICULAR SITUATION.

     This discussion is based on the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

     Shurgard has elected to be taxed as a REIT under U.S. federal income tax laws, commencing with its fiscal year ended December 31, 1994. The election to be taxed as a REIT will continue until it is revoked or otherwise terminated. The most important consequence to Shurgard of being treated as a REIT for U.S. federal income tax purposes is that it will not be subject to U.S. federal corporate income taxes on net income that is currently distributed to its shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that typically results when a corporation earns income and distributes that income to shareholders in the form of a dividend. Accordingly, if Shurgard at any time fails to qualify as a REIT, Shurgard will be taxed on its distributed income, thereby reducing the amount of cash available for distribution to its shareholders.

     In connection with the issuance of the Series D Preferred Stock, Shurgard will receive an opinion stating that, in the opinion of Perkins Coie LLP, counsel to Shurgard, commencing with the taxable year ended December 31, 1994, Shurgard has been organized to satisfy the requirements for qualification as a REIT and its prior and future proposed method of operation has enabled it and will continue to enable it to meet the requirements for qualification as a REIT. This opinion will be based on various assumptions and will be conditioned upon representations of Shurgard as to factual matters. Moreover, continued qualification and taxation as a REIT will depend on Shurgard's ability to satisfy, on a continuing basis, certain distribution levels, diversity of stock ownership and qualification tests imposed by federal tax laws as summarized below. While Shurgard intends to operate so that it will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of Shurgard, no assurance can be given by counsel or Shurgard that Shurgard will qualify as a REIT for any particular year. Perkins Coie will not review compliance with these tests on a continuing basis, and will not commit to update its opinion subsequent to the date of its opinion.

TAXATION OF SHURGARD AS A REIT

     If Shurgard qualifies as a REIT, it generally will not be subject to federal income tax on net income that is currently distributed to its shareholders. Shurgard may, however, be subject to certain federal taxes based on the amount of its distributions or its inability to meet REIT qualification requirements. These taxes are the following:

     TAX ON UNDISTRIBUTED INCOME. First, Shurgard will be subject to federal income tax at regular corporate rates on net taxable income, including net capital gain, that it does not distribute to its shareholders during, or within a specified time after, the calendar year in which the income is earned.

     TAX ON PROHIBITED TRANSACTIONS. Second, Shurgard will be subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that Shurgard holds for sale to customers in the ordinary course of business.

     TAX ON FAILURE TO MEET GROSS INCOME REQUIREMENTS. Third, if Shurgard fails to meet either the 75% gross income test or 95% gross income test as described in the "Overview of REIT Qualification Rules" below, but still qualifies for REIT status because the failure was due to reasonable cause and Shurgard meets other requirements, Shurgard will be subject to a 100% tax on an amount equal to
(a) the gross income attributable to the greater of the amount, if any, by which Shurgard failed either the 75% or the 95% gross income test, multiplied by (b) a fraction intended to reflect Shurgard's profitability.

     TAX ON FAILURE TO MEET DISTRIBUTION REQUIREMENTS. Fourth, if Shurgard fails to distribute during each calendar year at least the sum of 85% of its REIT ordinary income for that year, plus 95% of its REIT capital gain net income for that year, and plus any undistributed taxable income from prior periods, Shurgard will be subject to a 4% excise tax on the excess of the required distribution over the amounts Shurgard actually distributed.

     TAX ON BUILT-IN GAIN. Fifth, if during the 10-year period beginning on March 24, 1995, which is the date that Shurgard Incorporated merged with Shurgard, Shurgard recognizes gain on the disposition of any asset acquired by Shurgard from Shurgard Incorporated, then, as a result of an election filed by Shurgard with its 1995 tax return, this gain will be subject to tax at the highest regular corporate rate to the extent of the excess of the fair market value of the asset as of March 24, 1995 over Shurgard's adjusted basis in the asset as of March 24, 1995.

     ALTERNATIVE MINIMUM TAX. Sixth, Shurgard may be subject to alternative minimum tax on items of tax preference that it does not distribute or allocate to its shareholders.

     TAX ON FORECLOSURE PROPERTY. Seventh, if Shurgard has net income from the sale or other disposition of foreclosure property that is held primarily as inventory or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on this income.

     TAX ON REDETERMINED AMOUNTS WITH RESPECT TO A TAXABLE REIT SUBSIDIARY. Eighth, Shurgard will be subject to a 100% tax upon certain transactions between Shurgard and a taxable REIT subsidiary of Shurgard which are not conducted on an arms-length basis. See "1999 Tax Legislation."

OVERVIEW OF REIT QUALIFICATION RULES

     The following summarizes the basic requirements for REIT status:

     - Shurgard must be a corporation, trust or association that is managed by one or more trustees or directors;

     - Shurgard's stock or beneficial interests must be transferable, held by more than 100 shareholders, and no more than 50% of the value of Shurgard's stock may be held by five or fewer individuals or legal entities;

     - Generally, 75% by value of Shurgard's investments must be in real estate, mortgages secured by real estate, cash or government securities (the "Qualified Assets") and not more than 25% by value of Shurgard's total assets may be represented by securities, other than those securities included in Qualified Assets. In addition, Shurgard may not own an interest in a single issuer that exceeds 5% of the value of Shurgard's assets or 10% of a single issuer's voting securities. For taxable years beginning after December 31, 2000, with certain exceptions, Shurgard may not own more than 10% of the value of an issuer's outstanding securities. See "1999 Tax Legislation" below;

     - Shurgard must meet two gross income tests: first, at least 75% of Shurgard's gross income must be derived from specific real estate sources; and second, at least 95% of Shurgard's gross income must be from the real estate sources includable in the 75% test, or from dividends, interest or gains from the sale or disposition other than sales or dispositions as a dealer of stock and securities; and

     - Shurgard must distribute to its shareholders in each taxable year an amount at least equal to 90% of Shurgard's "REIT taxable income" (which is generally equivalent to taxable ordinary income and is defined below).

     The following discussion explains these REIT qualification requirements in greater detail. It also addresses how these highly technical rules may impact Shurgard's operations, noting areas of uncertainty that could adversely affect Shurgard and its shareholders.

     SHARE OWNERSHIP. Shurgard's shares of stock are fully transferable, with the exception of certain shares that are subject to contractual transfer restrictions. Furthermore, Shurgard has more than 100 shareholders and, to decrease the possibility that Shurgard will ever be closely held, its articles of incorporation contain restrictions upon the ability of any person or legal entity to acquire over 9.8% of the outstanding shares of Shurgard's Class A Common Stock. Contractual or securities law restrictions on transferability should be disregarded for purposes of determining the transferability of REIT shares.

     NATURE OF ASSETS. On the last day of each calendar quarter, at least 75% of the value of Shurgard's total assets must consist of real estate assets including interests in real property and mortgages on loans secured by real property, plus cash, cash items (including receivables) and government securities, referred to as the "real estate assets." In addition, no more than 25% of the value of Shurgard's assets may consist of securities other than government securities. Finally, except for securities of "qualified REIT subsidiaries" and, for taxable years beginning after December 31, 2000, "taxable REIT subsidiaries," the securities of any issuer owned by Shurgard, other than securities that are government securities, may not represent more than 5% of the value of Shurgard's total assets or 10% of the outstanding voting securities of the issuer. Furthermore, for taxable years beginning after December 31, 2000, Shurgard may not own more than 10% of the value of an issuer's outstanding securities except for the securities of "qualified REIT subsidiaries" or "taxable REIT subsidiaries." The value of the securities of all of Shurgard's taxable REIT subsidiaries may not exceed 20% of the value of Shurgard's total assets. See "1999 Tax Legislation."

     Shurgard holds an interest in Shurgard Storage to Go, a subsidiary engaged in the containerized storage business. Shurgard Storage to Go is a fully taxed C corporation not qualifying as a REIT or qualified REIT subsidiary. Shurgard owns all of the outstanding nonvoting stock of Shurgard Storage to Go and none of its voting stock, all of which is owned by executives of Shurgard and outside investors. Shurgard has represented that it will timely file an election to treat Shurgard Storage to Go as a taxable

REIT subsidiary effective January 1, 2001. In addition, although Shurgard has not obtained an appraisal to determine the value of Shurgard's stockholdings in Shurgard Storage to Go, Shurgard has represented that the value of these stockholdings is significantly less than 5% of the total value of all of Shurgard's assets, and therefore Shurgard's investment in Shurgard Storage to Go should satisfy both the 5% (for taxable years prior to 2001) and 20% (for taxable year 2001 and subsequent taxable years) tests described above.

     While, as noted above, a REIT cannot own more than 10% of the outstanding voting securities of any single issuer, an exception to this rule permits REITs to own "qualified REIT subsidiaries." A "qualified REIT subsidiary" is any corporation in which 100% of its stock is owned by the REIT at all times during which the corporation was in existence. Shurgard currently has seven wholly owned corporate subsidiaries that Shurgard formed and has owned at all times during their existence. These corporations should be treated as "qualified REIT subsidiaries" and should not adversely affect Shurgard's qualification as a REIT.

     Shurgard owns interests in partnerships that directly or indirectly own and operate self storage centers. For purposes of satisfying its REIT asset and income tests, Shurgard will be treated as if it owns a proportionate share of each of the assets of these partnerships attributable to these interests. For these purposes, Shurgard's interest in each of the partnerships will be determined in accordance with its capital interest in the partnership. The character of the various assets in the hands of the partnership and the items of gross income of the partnership will remain the same in Shurgard's hands for these purposes. Accordingly, to the extent the partnership receives qualified real estate rentals and holds real property, a proportionate share of the partnership's qualified income and assets, based on Shurgard's capital interest in the partnership, will be treated as qualified rental income and real estate assets of Shurgard for purposes of determining its REIT characterization. It is expected that substantially all the properties of the partnerships will constitute real estate assets and generate qualified rental income for these REIT qualification purposes.

     Shurgard has acquired partnership interests in some partnerships that entitle Shurgard to share in a percentage of profits that exceed its percentage of total capital contributed to the partnerships. Regulatory authority does not specifically address this situation and the current treatment of these profit interests when applying the gross income and asset rules is uncertain. For example, based on the existing rules, if the percentage share of net income allocated to a REIT based on a profit interest in a partnership exceeds its capital interest percentage share in the partnership's underlying gross income, the amount of the excess may be entirely disregarded for REIT qualification purposes. Furthermore, the existing rules do not specifically address how a REIT determines its capital interest. The rules do not refer to the capital account or special allocation provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, and the rules do not address acquisitions of partnership interests for valuable consideration. Because Shurgard acquired these interests for valuable consideration when the partnership assets may have had some appreciated capital value, Shurgard may have had a capital percentage in the partnerships at the time it acquired the interests. If the Internal Revenue Service determines that the percentage of capital contributed is the proper indicator of a capital interest, however, a portion of Shurgard's income and the real estate ownership interests that Shurgard claims through its interest in these partnerships may be disregarded when applying these gross income and asset requirements.

     This tax treatment depends on these entities being treated as partnerships for federal income tax purposes, not as associations taxable as corporations. Effective January 1, 1997, the Internal Revenue Service issued Treasury Regulations regarding the classification of entities. These regulations allow domestic and foreign entities having associates and an objective to carry on business for profit, other than those treated as corporations, to choose to be taxed as either partnerships or corporations. Prior to January 1, 1997, entities must have had a reasonable basis for supporting their characterization based on the historical differences under local law between partnerships and corporations. Accordingly, entities were previously characterized based on whether the entity had or lacked a preponderance of corporate attributes such as limited liability, centralized management, free transferability of interests and continuity of life. If the partnerships were taxed as corporations and Shurgard's ownership in any of the partnerships exceeded 10% of the partnership's voting interests or the value of these interests exceeded 5% of the value of

Shurgard's assets, Shurgard would cease to qualify as a REIT. Furthermore, in such a situation distributions from any of the partnerships to Shurgard would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described below and which could therefore make it more difficult for Shurgard to qualify as a REIT for the taxable year in which the distribution was received. In addition, in such a situation the interest in any of the partnerships held by Shurgard would not qualify as "real estate assets," which could make it more difficult for Shurgard to meet the 75% asset test described above. Finally, in such a situation, Shurgard would not be able to deduct its share of any losses generated by the partnerships in computing its taxable income. Shurgard believes that each of the partnerships will be taxed prior to 1997 as partnerships (and not as associations taxable as a corporations) and that for 1997 and all future years it will not elect or cause any of the partnerships to be taxed other than as a partnership.

     1999 TAX LEGISLATION. Tax legislation enacted in 1999 (the "Tax Bill") allows Shurgard to own up to 100% of the stock of "taxable REIT subsidiaries," which can perform activities unrelated to Shurgard's tenants, such as third-party management, development, and other independent business activities, as well as provide services (including noncustomary services) to Shurgard's tenants. Shurgard and its taxable subsidiary must jointly elect for the subsidiary to be treated as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. The Tax Bill limits the deductibility of interest paid or accrued by a taxable REIT subsidiary to Shurgard to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the Tax Bill imposes a 100% excise tax on transactions between a taxable REIT subsidiary and Shurgard or its tenants that are not conducted on an arm's-length basis. The Tax Bill also prevents Shurgard from owning more than 10% of the voting power or value of the stock of any issuer that does not elect to be a taxable REIT subsidiary (or is not another REIT or a qualified REIT subsidiary). Prior to the Tax Bill, Shurgard was only prohibited from owning more than 10% of the voting stock of a taxable subsidiary. No more than 20% of Shurgard's assets may consist of securities of taxable REIT subsidiaries under the Tax Bill. The provisions of the Tax Bill generally apply for taxable years beginning after December 31, 2000.

     Shurgard intends to elect to treat Shurgard Storage to Go as a taxable REIT subsidiary effective January 1, 2001. Shurgard is also considering other ways to utilize taxable REIT subsidiaries in its business operations.

     INCOME TESTS. To maintain its qualification as a REIT, Shurgard must meet two gross income requirements that must be satisfied annually. First, at least 75% of Shurgard's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of Shurgard's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from Shurgard's real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of income.

     Rents received by Shurgard on the lease of self storage centers will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met.

     First, generally the amount of rent must not be based in whole or in part on the income or profits of any person. Shurgard does not anticipate charging rent for any portion of any property that is based in whole or in part on the income or profits of any person;

     Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income test if Shurgard, or an owner of 10% or more of Shurgard, actually or constructively owns 10% or more of the tenant (a "Related-Party Tenant"). Shurgard anticipates that it will receive only a small amount of rents, if any, from Related Party Tenants;

     Third, if rent attributable to personal property leased in connection with the lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to this personal property will not qualify as "rents from real property." Shurgard does not lease personal property in connection with its rental of self storage centers;

     Fourth, for taxable years beginning after December 31, 2000, rents received by Shurgard from a taxable REIT subsidiary are not excluded from the definition of "rents from real property" as a result of the prohibition upon related party rents so long as at least 90 percent of the leased space of a property is leased to tenants other than taxable REIT subsidiaries; and

     Finally, for rents to qualify as "rents from real property," Shurgard must not operate or manage the property or furnish or render services to tenants unless Shurgard furnishes or renders these services through an independent contractor from whom Shurgard derives no revenue or through a taxable REIT subsidiary. Shurgard need not utilize an independent contractor or a taxable REIT subsidiary to the extent that services provided by Shurgard are usually and customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, Shurgard may provide a minimal amount of "non-customary" services to the tenants of a property other than through an independent contractor or a taxable REIT subsidiary, as long as Shurgard's income from the services does not exceed 1% of Shurgard's income from the property.

     Shurgard has obtained a private letter ruling from the Internal Revenue Service that the management services provided by Shurgard for its own properties will not cause the rents received by Shurgard to be treated as other than "rents from real property." The ruling is based on a description of the management services to be performed by Shurgard in connection with its own properties, including maintenance, repair, lease administration and accounting and security.

     The ruling also considers certain ancillary services to be directly performed by Shurgard such as truck rentals and inventory sales. The ruling provides that these services do not otherwise adversely affect the characterization of the rental income received by Shurgard. Nonetheless, income from truck rentals and certain other ancillary services is nonqualifying income under the gross income tests. In addition, a portion of the fees, consideration and certain reimbursements that Shurgard receives for performing management and administrative services with respect to properties that are not owned entirely by Shurgard will also be treated as nonqualifying income.

     If Shurgard fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it may still qualify as a REIT for that year if it is entitled to relief under the federal tax laws. These relief provisions generally will be available if Shurgard's failure to meet the test was due to reasonable cause and not willful neglect and Shurgard attaches a schedule of its income sources to its tax return that does not fraudulently or intentionally exclude any income sources. As discussed above, even if these relief provisions apply, a tax would be imposed with respect to this excess income.

     ANNUAL DISTRIBUTION REQUIREMENTS. Each year, Shurgard must distribute to its shareholders an amount equal to:

     - 90% (95% for pre-2001 taxable years) of the sum of its "REIT taxable income" as defined below, and any net income from foreclosure property, including certain recognized built-in gains, less the tax on this income, minus

     - any "excess noncash income," as defined below.

     "REIT taxable income" is the taxable income of a REIT computed without the deduction for dividends paid and excluding any net capital gain. REIT taxable income is further adjusted by certain items, including, for example, an exclusion for net income from foreclosure property, a deduction for the tax on the greater of the amount by which the REIT fails the 75% or the 95% income test, and an exclusion for an amount equal to any net income derived from prohibited transactions. "Excess noncash income" means the excess of certain amounts that the REIT is required to recognize as income in advance of receiving cash, such as original issue discount on purchase money debt, over 5% of the REIT taxable income before deduction for dividends paid and excluding any net capital gain. These distributions must be made in the taxable year to which they relate, or in the following taxable year if declared before the REIT timely files its tax return for that year and is paid on or before the first regular dividend payment after the declaration.

     It is possible that Shurgard, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between the actual receipt of income and the actual payment of deductible expenses and the inclusion of this income and deduction of these expenses in arriving at taxable income of Shurgard. Furthermore, substantial principal payments with respect to indebtedness, which has the effect of lowering the amount of distributable cash without an offsetting deduction to taxable income, may adversely affect Shurgard's ability to meet this distribution requirement. In the event that these timing differences or reduction to distributable cash occurs, in order to meet the 90% distribution requirement, Shurgard may find it necessary to arrange for short-term or long-term borrowings, or to pay dividends in the form of taxable distributions of stock.

     Under certain circumstances, Shurgard may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year that may be included in Shurgard's deduction for dividends paid for the earlier year. Thus, Shurgard may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Shurgard will be required to pay to the Internal Revenue Service interest based on the amount of any deduction taken for deficiency dividends.

     Furthermore, if Shurgard fails to distribute during each calendar year at least the sum of 85% of its REIT ordinary income for that year, 95% of its REIT capital gain income for that year, and any undistributable taxable income from prior periods, Shurgard will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

FAILURE OF SHURGARD TO QUALIFY AS A REIT

     If Shurgard fails to qualify as a REIT in any taxable year, and the relief provisions do not apply, Shurgard would be subject to tax on its taxable income at regular corporate rates, thereby reducing the amount of cash available for distribution to its shareholders. Distributions to shareholders in any year in which Shurgard fails to qualify would not be deductible by Shurgard nor would they be required to be made. In such an event, to the extent of current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income and, subject to limitations in the federal tax laws, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory relief provisions, Shurgard would also be disqualified from taxation as a REIT for the four taxable years following the year during which the qualification was lost. It is not possible to state whether in all circumstances Shurgard would be entitled to this statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS GENERALLY

     As long as Shurgard qualifies as a REIT, Shurgard's distributions out of its current or accumulated earnings and profits which are not designated as capital gain dividends will constitute dividends taxable as ordinary income to its U.S. Shareholders. These distributions will not be eligible for the dividends-received deduction by U.S. Shareholders that are corporations. Shurgard's distributions that Shurgard properly designates as capital gain dividends will be taxable to a U.S. Shareholder as long-term capital gains to the extent that they do not exceed Shurgard's actual net capital gain for the taxable year, without regard to the period for which the U.S. Shareholder has held his or her shares of stock. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     If, for any taxable year, we elect to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of Series D Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which is the total dividends (within the meaning of the Code) paid or made available to the holders of the Series D Preferred Stock for the year, and the denominator of which is Total Dividends.

     We may elect to retain and pay income tax on the long-term capital gains recognized by us during the year. If we so elect, we will pay income tax on the gain at a rate of 35%. Although our U.S. shareholders would include in their income as long-term capital gain their proportionate share of such undistributed net long-term capital gain, they would also receive a refundable tax credit for such shareholder's proportionate share of the tax paid by us on such retained capital gains and an increase in its basis in our stock in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax paid by us.

     If Shurgard makes distributions that are not designated as capital gain dividends and that exceed its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Shareholder. This treatment will reduce the U.S. Shareholder's adjusted basis in his or her shares of stock for tax purposes by the amount of the distribution (but not below zero). To the extent these distributions exceed the adjusted basis of a shareholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less). Dividends declared by Shurgard in October, November or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by Shurgard and received by the shareholder on December 31 of that year, provided that the dividend is actually paid by Shurgard on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of Shurgard.

     Distributions made by Shurgard and gain arising from the sale or exchange by a U.S. Shareholder of shares of Shurgard stock will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against this income or gain. Distributions made by Shurgard, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. However, capital gain dividends and capital gains arising from the sale or other disposition of Series D Preferred Stock, including distributions treated as such, will not be treated as investment income unless the U.S. Shareholder chooses that treatment, in which case these capital gains will be taxed at ordinary income rates. Shurgard will notify shareholders after the close of Shurgard's fiscal year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

     The tax rates applicable to ordinary dividends and capital gain dividends to non-corporate shareholders are as follows: The highest marginal non-corporate income tax rate applicable to ordinary income is 39.6%, but any capital gain generally will be taxed to a non-corporate taxpayer at a maximum rate of 20% with respect to capital assets held for more than one year. The tax rates applicable to ordinary income apply to gain from the sale or exchange of capital assets held for one year or less. In the case of capital gain attributable to the sale or exchange of certain real property held for more than one year, an amount of such gain equal to the amount of all prior depreciation deductions not otherwise required to be taxed as ordinary depreciation recapture income will be taxed at a maximum rate of 25%. With respect to distributions designated by a REIT as capital gain dividends (including any deemed distributions of retained capital gains), the REIT also may designate and will notify shareholders, subject to certain limits, whether the dividend is taxable to non-corporate shareholders as a 20% rate gain distribution or an unrecaptured depreciation distribution taxed at a 25% rate.

SALE OR EXCHANGE OF SERIES D PREFERRED STOCK

     Upon the sale of Series D Preferred Stock, a shareholder will generally recognize gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received and (2) the shareholder's adjusted tax basis in the Series D Preferred Stock. This gain or loss will be a capital gain or loss and will be long-term gain or loss if the shares have been held for more than one year. Any loss upon a sale or exchange of Series D Preferred Stock by a shareholder who held the Series D

Preferred Stock for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent such shareholder previously received capital gain distributions with respect to such Series D Preferred Stock. Non-corporate U.S. shareholders generally will be subject to tax on long-term capital gains at a maximum rate of 20%. Capital gains of corporate U.S. shareholders are subject to tax at the same rates applicable to ordinary income.

REDEMPTION OF SERIES D PREFERRED STOCK

     A redemption of Series D Preferred Stock will be treated as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits) at ordinary income tax rates unless the redemption satisfies one of three tests set forth in Section 302(b) of the Code. The redemption will be treated as a sale or exchange if it (1) is "substantially disproportionate" with respect to the shareholder, (2) results in a "complete termination" of the shareholder's stock interest in Shurgard, or (3) is "not essentially equivalent to a dividend" with respect to the shareholder, all within the meaning of
Section 302 of the Code. In determining whether any of these tests have been met, any Shurgard stock considered to be owned by a shareholder by reason of certain constructive ownership rules set forth in the Code, as well as Shurgard stock actually owned by such shareholder, must generally be taken into account. If a particular holder of Series D Preferred Stock owns (actually or constructively) no shares of common stock of Shurgard, or an insubstantial percentage of the outstanding shares of the common stock, a redemption of all the Series D Preferred Stock owned by such shareholder (actually or constructively) is likely to qualify for sale or exchange treatment because the redemption would not be "essentially equivalent to a dividend." However, because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Series D Preferred Stock depends upon the facts and circumstances at the time that the determination must be made, prospective holders of Series D Preferred Stock are encouraged to consult their own tax advisors to determine such tax treatment.

     If a redemption of Series D Preferred Stock is not treated as a distribution taxable as a dividend to a particular shareholder, it will be treated as to that shareholder as a taxable sale or exchange. As a result, such shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received (less any portion of the property that is attributable to declared but unpaid dividends attributable to the redeemed shares, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits) and (2) the shareholder's adjusted basis in the shares of Series D Preferred Stock for tax purposes. Such gain or loss will be capital gain or loss and will be long-term if such shares have been held for more than one year.

     If a redemption of the Series D Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the shareholders. The shareholder's adjusted tax basis in such redeemed Series D Preferred Stock will be transferred to the shareholder's remaining stockholdings in Shurgard. If, however, the shareholder has no remaining stockholdings in Shurgard, such basis could be transferred to a related person or it may be lost entirely.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Shurgard will report to its U.S. Shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder:

     - is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or

     - provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

     A U.S. Shareholder that does not provide Shurgard with his or her correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the U.S. shareholder's income tax liability. In addition, Shurgard may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify as to their nonforeign status to Shurgard. See "Taxation of Foreign Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Generally, an investor that is exempt from tax on its investment income, such as an individual retirement account or a 401(k) plan, that holds Series D Preferred Stock as an investment will not be subject to tax on dividends paid by Shurgard. However, if the tax-exempt investor is treated as having purchased the stock with borrowed funds, or otherwise holds the stock in a taxable trade or business, some or all of its dividends may be subject to tax as "unrelated business taxable income." Also, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, of the Code, income from an investment in Shurgard will constitute unrelated business taxable income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in Shurgard. These prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements. In addition, under Section 856(h) of the Code, if certain requirements are met, a pension trust that owns more than 10% (by value) of Shurgard's outstanding stock, including preferred stock, could be treated as recognizing unrelated business taxable income on a portion of its dividends even if its stock is held for investment and is not treated as acquired with borrowed funds. The ownership limit provisions on Company stock, however, should prevent this result in most cases.

TAXATION OF FOREIGN SHAREHOLDERS

     OVERVIEW. The rules governing U.S. federal income taxation of Foreign Shareholders are complex and the following discussion is intended only as a summary of these rules. Certain Foreign Shareholders (including insurance companies, tax-exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. WE URGE PROSPECTIVE FOREIGN SHAREHOLDERS TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE AND LOCAL INCOME TAX LAWS ON AN INVESTMENT IN SHURGARD, INCLUDING ANY REPORTING REQUIREMENTS.

     In general, a Foreign Shareholder will be subject to the same U.S. federal income tax rules and rates that apply to a U.S. Shareholder if its investment in Shurgard is "effectively connected" with the Foreign Shareholder's conduct of a trade or business in the United States. A corporate Foreign Shareholder that receives income that is or is treated as effectively connected with a U.S. trade or business also may be subject to the branch profits tax at a 30% rate (or any lower rate as may be specified by an applicable income tax treaty) under Section 884 of the Code. This tax is payable in addition to regular U.S. federal corporate income tax. The following discussion will apply to a Foreign Shareholder whose investment in Shurgard is not so effectively connected.

     A Shurgard distribution that is not attributable to gain from Shurgard's sale or exchange of United States real property interests ("USRPIs"), as discussed below, and that is not designated by Shurgard as a capital gain dividend, will be treated as an ordinary income dividend if it is made out of current or accumulated earnings and profits of Shurgard. Generally, an ordinary income dividend made to a Foreign Shareholder will be subject to a U.S. federal withholding tax equal to 30% of the gross amount of the dividend. This tax may be reduced by an applicable tax treaty between the United States and the country in which the Foreign Shareholder resides. A distribution in excess of Shurgard's earnings and profits will be treated first as a nontaxable return of capital that will reduce a Foreign Shareholder's basis in its stock. Any excess is then treated as a gain from the disposition of Shurgard's shares, the tax treatment of which is described below.

     Distributions by Shurgard that are attributable to gain from Shurgard's sale or exchange of United States real property interests will be taxed to the Foreign Shareholder in the United States under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). FIRPTA generally applies to gains realized by foreign persons upon the sale or exchange of real property situated in the United States and stock of any U.S. company that has a significant proportion of U.S. real property comprising its total business assets, generally 50% or more. Under FIRPTA, distributions by a REIT that are attributable to gains on sales of United States real property interests are taxed to a Foreign Shareholder as if the distributions were gains effectively connected with a U.S. trade or business even if the Foreign Shareholder is not in fact engaged in a U.S. trade or business. Accordingly, if Shurgard distributes capital gains to which FIRPTA applies, a Foreign Shareholder will be taxed at the same capital gain rates that apply to U.S. Shareholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of a nonresident alien individual). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a foreign corporate shareholder, except as otherwise provided by an applicable income tax treaty.

     Shurgard generally will be required to withhold from distributions to Foreign Shareholders and remit to the Internal Revenue Service 35% of capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as a capital gain dividend, and 30% (or lower treaty rate) of ordinary dividends paid out of earnings and profits. If Shurgard designates prior distributions as capital gain dividends, it need not comply with the 35% withholding requirement; however, later distributions, up to the amount of these prior distributions, will be treated as capital gain dividends for withholding purposes. Under new Treasury Regulations effective for taxable years beginning after December 31, 2000, Shurgard is permitted to make a reasonable estimate of its earnings and profits for the taxable year in which a distribution is made at the time of such distribution, and only withhold 30% of distributions to Foreign Holders that it estimates are paid out of its current or accumulated earnings and profits. If the amount of tax withheld by Shurgard with respect to a distribution to a Foreign Shareholder exceeds the Foreign Shareholder's U.S. federal tax liability with respect to the distribution, the Foreign Shareholder may file for a refund of the excess from the Internal Revenue Service.

     A sale of Shurgard stock by a Foreign Shareholder generally will not be subject to U.S. federal income taxation unless (i) the stock sold constitutes a United States real property interest or (ii) the Foreign Shareholder is an individual and is present in the U.S. for 183 days or more in the taxable year of the sale and certain other conditions are met (in which case the individual Foreign Shareholder will be subject to a flat 30% tax on the gain derived from the sale). Similarly, dividends that exceed earnings and profits and basis will not be subject to U.S. federal taxation if the stock with respect to which the dividend is paid does not constitute a United States real property interest and clause (ii) above does not apply. Shurgard's stock will not constitute a USRPI if Shurgard is a "domestically controlled REIT", or the stock is "regularly traded" on an established securities market such as Nasdaq or the NYSE and the shareholder owns actually and constructively not more than 5% of the stock during an applicable "look back" period. A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Foreign Shareholders. While Shurgard believes that it is a domestically controlled REIT, this status depends on the ownership of Shurgard's freely transferable stock and, therefore, no assurance can be given that Shurgard is or will continue to be a domestically controlled REIT.

     If, notwithstanding the above, gain on a sale of Shurgard's stock is taxable under FIRPTA, a Foreign Shareholder would generally be subject to the same tax treatment as to such gain as discussed above with respect to capital gain dividends, with the exception that no withholding obligation applies for either the purchaser or Shurgard.

     BACKUP WITHHOLDING TAX AND INFORMATION REPORTING. Backup withholding tax is generally a withholding tax imposed at the rate of 31% on payments to persons that fail to furnish information under U.S. information reporting requirements. Backup withholding tax and information reporting will generally not apply to distributions paid to Foreign Shareholders unless the Foreign Shareholder fails to provide certification that it is not a U.S. person or to otherwise establish an exemption. In addition, a foreign partnership and certain foreign trusts must provide additional documentation that certifies that the individual partners, beneficiaries or owners of the partnership or trust are Foreign Shareholders and provides the individual partners', beneficiaries' or owners' names and addresses.

     Generally, backup withholding and information reporting will not apply to a payment of stock sale proceeds by or through a foreign office of a foreign broker. However, information reporting, but not backup withholding, will apply to a payment of stock sale proceeds by a foreign office of a broker that:

     - is a U.S. person,

     - derives 50% or more of its gross income from the conduct of a trade or business in the United States,

     - is a "controlled foreign corporation," which is generally a foreign corporation controlled by U.S. Shareholders for U.S. tax purposes, or

     - is a foreign partnership, if at any time during its tax year one or more of its partners are U.S. persons (as defined in treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a U.S. trade or business.

     This information reporting requirement does not apply if the broker has documentary evidence that the holder is a Foreign Shareholder and evidence that other requirements are satisfied, or the shareholder otherwise establishes an exemption, or

     Payment to or through a U.S. office of a broker of the stock sale proceeds is subject to both backup withholding and information reporting unless the shareholder certifies under penalties of perjury that the shareholder is a Foreign Shareholder, or the shareholder otherwise establishes an exemption. A Foreign Shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriters, the number of shares set forth opposite the name of such underwriter.

                            NAME                              NUMBER OF SHARES
                            ----                              ----------------
Salomon Smith Barney Inc. ..................................       780,000
Morgan Stanley & Co. Incorporated...........................       775,000
UBS Warburg LLC.............................................       775,000
Dain Rauscher Incorporated..................................       250,000
ABN AMRO Incorporated.......................................        20,000
A.G. Edwards & Sons, Inc....................................        20,000
Bank of America Securities LLC..............................        20,000
Bank One Capital Markets, Inc...............................        20,000
Charles Schwab & Co., Inc...................................        20,000
CIBC World Markets Corp.....................................        20,000
Fahnestock & Co. Inc........................................        20,000
First Union Securities, Inc.................................        20,000
Gibraltar Securities Co.....................................        20,000
Gruntal & Co., L.L.C........................................        20,000
H&R Block, Inc..............................................        20,000
Janney Montgomery Scott Inc.................................        20,000
Legg Mason Wood Walker, Incorporated........................        20,000
McDonald Investments Inc., A KeyCorp Company................        20,000
Prudential Securities Incorporated..........................        20,000
Quick & Reilly, Inc.........................................        20,000
Raymond James & Associates, Inc.............................        20,000
TD Securities (USA) Inc.....................................        20,000
The Robinson-Humphrey Company, LLC..........................        20,000
U.S. Bancorp Pipar Jaffray Inc..............................        20,000
Wachovia Securities, Inc....................................        20,000
                                                                 ---------
     Total..................................................     3,000,000
                                                                 =========

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other considerations. The underwriters are obligated to purchase all of the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

     The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and some of the shares to certain dealers at the public offering price less a concession not in excess of $0.50 per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.45 per share on sales to certain other dealers. After the initial offering of the shares to the public, the public offering price and such concessions may be changed by the representatives.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to 450,000 additional shares of Series D Preferred Stock at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

     We have applied to have the Series D Preferred Stock listed on the NYSE.

     The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of Series D Preferred Stock.

                                                                                FULL
                                                              NO EXERCISE     EXERCISE
                                                              -----------    ----------
Per share...................................................  $   0.7875     $   0.7875
Total.......................................................  $2,362,500     $2,716,875

     In connection with this offering, Salomon Smith Barney Inc., on behalf of the underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of Series D Preferred Stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Series D Preferred Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Series D Preferred Stock made for the purpose of preventing or retarding a decline in the market price of the Series D Preferred Stock while this offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchase shares originally sold by that syndicate member. These activities may cause the price of the Series D Preferred Stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the NYSE or in the over-the-counter market, or otherwise, and, if commenced, may be discontinued at any time.

     We estimate that the total expenses of this offering will be $137,500.

     The underwriters have performed certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for us by Perkins Coie LLP, Seattle, Washington, as our securities and tax counsel. Certain legal matters will be passed upon for the Underwriters by King & Spalding, Atlanta, Georgia.

PROSPECTUS

                         SHURGARD STORAGE CENTERS, INC.
                                  $300,000,000
               DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK

     Shurgard Storage Centers, Inc. (the "Company") may from time to time offer in one or more series (a) its debt securities (the "Debt Securities"), (b) shares of its preferred stock, par value $.001 per share (the "Preferred Stock"), or (c) shares of its Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), with an aggregate public offering price of up to $300,000,000 on terms to be determined at the time of offering. The Debt Securities, the Preferred Stock and the Class A Common Stock (collectively, the "Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (a) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the Company's option or repayment at the holder's option, terms for sinking fund payments, terms for conversion into Preferred Stock or Class A Common Stock, covenants and any initial public offering price; (b) in the case of Preferred Stock, the specific designation and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and (c) in the case of Class A Common Stock, any initial public offering price. In addition, such specific terms may include limitations on actual or constructive ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. See "Restrictions on Transfers of Capital Stock; Excess Stock."

     The applicable Prospectus Supplement will also contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMPANY.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
 HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
                  MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

               The date of this Prospectus is February 20, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The registration statement on Form S-3 (of which this Prospectus is a part) (the "Registration Statement"), the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company which file electronically with the Commission. In addition, the Class A Common Stock is listed on the New York Stock Exchange (the "NYSE") and such reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the Commission's rules and regulations. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

          a. Annual Report on Form 10-K for the year ended December 31, 1995;

          b. Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996;

          c. Current Reports on Form 8-K dated November 14, 1996 and January 16, 1997;

          d. Description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A, dated April 26, 1995, as amended; and

          e. Description of Preferred Share Purchase Rights contained in the Company's Registration Statement on Form 8-A, dated April 26, 1995, as amended.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statements contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents that are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Requests should be directed to Investor Relations at the Company, 1201 Third Avenue, Suite 2200, Seattle, Washington, 98101 (telephone number: (206) 624-8100).

                                  RISK FACTORS

     An investment in the Company involves various risks. In evaluating an investment, investors should consider the following factors, in addition to other matters set forth or incorporated in this Prospectus and any accompanying Prospectus Supplement.

GENERAL REAL ESTATE INVESTMENT RISKS

     General Risks Relating to Real Estate Ownership and Operation of Self Storage Centers. An investment in the Company is subject to the risks incident to the ownership of real estate-related assets and the operation of self storage centers. These risks include the fact that real estate investments are generally illiquid, which may impact the Company's ability to vary its portfolio in response to changes in economic and other conditions, as well as the risks normally associated with changes in market rental rates, the impact of environmental protection laws, and changes in tax, real estate and zoning laws.

     Risks of Real Estate Development and Acquisitions. The Company may invest new capital or reinvest sale or refinancing proceeds to develop properties or to acquire existing properties. Real estate development involves risks in addition to those involved in the ownership and operation of established properties, including the risks that construction may not be completed on schedule, resulting in increased construction and other costs, and that properties may not be leased on profitable terms or in accordance with scheduled lease-up plans. In addition, to develop properties, the Company must engage appropriate contractors or subcontractors or both to construct the properties, and problems may arise in connection with such engagements, thereby increasing the cost of the construction and resulting in delays in completion. Real estate acquisitions entail risks that acquired properties may not perform in accordance with management's expectations, including projected occupancy and rental rates, and that the Company may have overpaid for acquisitions. Furthermore, the Company may have underestimated the cost of improvements required to bring an acquired property up to standards established for the market position intended for that property. If any of the above were to occur to a material extent, the Company's ability to meet debt service obligations and to make expected distributions to stockholders would be adversely affected. The Company's ability to develop and acquire properties depends on its ability to obtain equity or debt financing. The issuance of additional capital stock to obtain financing to develop and acquire properties could result in a dilution of ownership for the existing stockholders. In addition, if cash flows generated from the investment of the net proceeds of such offering in properties or otherwise are less than the distributions payable to such new stockholders, the Company's ability to meet debt service obligations and to make expected distributions to all stockholders may be adversely affected. If any property fails to perform as expected or if any property owned by the Company requires significant unanticipated capital improvements, cash flow would be adversely affected.

     Investments in Other Commercial Real Estate. Although the Company invests primarily in self storage properties, it may also invest in other commercial real estate if such investments are specifically approved by the Company's Board of Directors. The Company has no present plans to make any such investments. The authority of the Board of Directors to make such investments permits the Company flexibility in selecting appropriate investments and in adjusting to changes in the marketplace, without requiring amendments to the Company's Amended Bylaws (the "Bylaws") or specific stockholder approval. Investments in other forms of real estate, if they were to occur, will be subject to the risks unique to such investments and, in particular, the Company must ensure that such investments are managed by persons having the experience and expertise necessary for the effective management and operation of those investments. Unfamiliarity with local laws, procedures and practices, or in the operation of such other investments, might adversely affect the Company's funds from operations and its ability to meet debt service obligations and to make expected distributions to stockholders.

     Indirect Investments. The Company has invested and may continue to invest in real estate by making participating mortgages or acquiring equity interests in partnerships, joint ventures or other legal entities that in turn have invested in real estate constituting appropriate investments for the Company. Under the Bylaws, a number of conditions must be satisfied before the Company is permitted to make these indirect investments, including, among others, the requirement that the joint investment not jeopardize the Company's eligibility to be taxed as a REIT or result in the Company's becoming an investment company under the Investment Company Act of 1940, as amended. These investments expose the Company to certain risks not present had the Company invested directly in the real estate, including, among others, the risk that the Company may not have control over the legal entity that has title to the real estate, the possibility that the Company may invest in an enterprise that has liabilities that are not disclosed at the time of the investment and the possibility that the Company's investments would be illiquid and not readily accepted as collateral by the Company's lenders. Each of these risks might reduce the Company's cash flow or impair its ability to borrow funds, which ultimately could adversely affect the Company's ability to meet debt service obligations and make expected distributions to stockholders.

     Limited Asset Diversification. The Company limits its investments primarily to self storage and related businesses. The success of an investment in the Company will depend in large measure on the profitability of such businesses and real estate investments. The Company is not expected to have substantial interests in other real estate investments to hedge against the risk that national trends might adversely affect the profitability of self storage and related businesses.

     Competition. Competition exists in every market in which the Company's stores are located. The Company competes with, among others, national, regional and numerous local self storage operators and developers. Such competition has adversely affected the occupancy levels and the rental revenues of the Company's self storage properties in specific markets. If competition adversely affects occupancy levels and rental revenues in a significant number of the Company's markets, it would adversely affect the Company's cash flow from operations and its ability to meet debt service obligations and make expected distributions to stockholders. The Company believes that the primary competition for potential customers of any of the Company's self storage stores comes from other self storage properties within a three-to-five-mile radius of that store. The Company does not seek to be the lowest-price self storage provider. Entry into the self storage business through acquisition of existing properties is relatively easy for persons or institutions with the required initial capital. Some of the Company's competitors may have more resources than the Company. Competition may be accelerated by any increase in availability of funds for investment in real estate. Decreases in interest rates tend to increase the availability of funds and therefore can increase competition. The extent to which the Company is affected by competition will depend in significant part on local market conditions.

     Possible Liability Relating to Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property. Such laws may impose liability without regard to whether the owner or operator knew of, or caused, the release of such hazardous substances. The Company obtains such environmental assessment reports on the properties it owns and the properties it operates as it deems appropriate. While the reports obtained by the Company have not revealed any environmental liability or compliance concerns that the Company believes would have a material adverse effect on its financial condition or results of operations, no assurance can be given that any environmental assessments undertaken by the Company have revealed all potential environmental liabilities. The presence of hazardous substances on a property or the failure to meet environmental regulatory requirements may materially adversely affect the owner's ability to use or sell such property or to borrow using such property as collateral, and may cause the owner or operator of the property to incur substantial remediation or compliance costs. In addition to claims for cleanup or compliance costs, the presence of hazardous substances on a property or the release of hazardous substances from such property could result in the owner or operator incurring substantial liabilities as a result of a claim by a private party for personal injury, by an adjacent property owner for property damage or by a governmental entity for other damages. Such liability may be imposed under environmental laws or common-law principles. Although the Company has not received any notice of potential liability for any environmental remediation or associated damages or environmental compliance costs, and is not currently aware of any material environmental claims against it, no assurance can be given that no such claim will be asserted against the Company. In addition, no assurance can be given that any prior owner or operator of the properties did not create any material environmental condition not known to the Company, or that an environmental contamination, noncompliance or other condition does not otherwise exist as to any one or more of the properties that could have a material adverse effect on the Company's financial condition or results of operations. Furthermore, no assurance can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability, (ii) the current environmental conditions of the Company's owned or managed properties will not be affected by the condition of properties in the vicinity of such properties (such as the presence of leaking underground storage tanks) or by the actions of third parties unrelated to the Company, or (iii) tenants will not violate their leases by introducing hazardous or toxic substances into the Company's owned or managed properties that could expose the Company to liability under federal or state environmental laws. The cost of defending such claims, conducting such environmental remediation or responding to such changed condition could materially adversely affect the Company's financial condition and results of operations.

     Cost of Compliance With Americans With Disabilities Act and Fire and Safety Regulations. All of the Company's properties are required to comply with the Americans With Disabilities Act, and the regulations, rules and orders that may be issued thereunder (the "ADA"). The ADA has separate compliance requirements for "public accommodations" and "commercial facilities," but generally requires that buildings be made accessible to persons with disabilities. Compliance with ADA requirements might require, among other things, removal of access barriers and noncompliance could result in the imposition of fines by the U.S. government, or an award of damages to private litigants. In addition, the Company is required to operate its properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to the Company's properties. Compliance with such requirements may require the Company to make substantial capital expenditures, which expenditures would reduce cash otherwise available for distribution to stockholders.

     Property Taxes. Each of the Company's properties is subject to real property taxes. The real property taxes on these properties and any other properties that the Company develops or acquires in the future may increase as property tax rates change and as such properties are assessed or reassessed by tax authorities.

     Potential Underinsured Losses. The Company maintains title insurance on all of its properties. The Company uses its discretion in determining amounts, coverage limits and deductibility provisions of title, casualty and other insurance, based on appraisals and the purchase price paid by the Company for such property, in each case with a view to obtaining appropriate insurance coverage on the Company's properties at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a loss would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a facility after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

RISKS RELATING TO QUALIFICATION AND OPERATION AS A REIT

     Failure to Remain Qualified as a REIT. The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1994. So long as the Company meets the requirements under the Code for qualification as a REIT each year, the Company will be entitled to a deduction when calculating its taxable income for dividends paid to its stockholders. For the Company to qualify as a REIT, however, certain detailed technical requirements must be met (including certain income, asset and stock ownership tests) under Code provisions for which, in many cases, there are only limited judicial and administration interpretations. In addition, the determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify as a REIT, and no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

Although the Company believes that it is organized so as to qualify as a REIT under the Code, and that it has operated and will continue to operate in such a manner to so qualify as a REIT, the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in the Company's circumstances preclude any assurance that the Company will so qualify in any year. For any taxable year that the Company fails to qualify as a REIT, it would not be entitled to a deduction for dividends paid to its stockholders in calculating its taxable income. Consequently, the net assets of the Company and distributions to stockholders would be substantially reduced because of the Company's increased tax liability. Furthermore, to the extent that distributions had been made in anticipation of the Company's qualification as a REIT, the Company might be required to borrow additional funds or to liquidate certain of its investments in order to pay the applicable tax. Should the Company's qualification as a REIT terminate, the Company may not be able to elect to be treated as a REIT for the four taxable years following the year during which the qualification was lost. See "Certain Federal Income Tax Considerations -- Failure of the Company to Qualify as a REIT" in this Prospectus.

     Effect of Distribution Requirements. To maintain its status as a REIT for federal income tax purposes, the Company generally is required each year to distribute to its stockholders at least 95% of its taxable income. In addition, the Company is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income for such calendar year, 95% of its capital gain net income for the calendar year and any amount of such income that was not distributed in prior years. The Company may be required, under certain circumstances, to accrue as income for tax purposes interest, rent and other items treated as earned for tax purposes but not yet received. In addition, the Company may not be able to deduct currently as expenses for tax purposes certain items that actually have been paid. It is also possible that the Company could realize income, such as income from cancellation of indebtedness, that is not accompanied by cash proceeds. In any such event, the Company could have taxable income in excess of cash available for distribution. In such circumstances, the Company could be required to borrow money or liquidate investments on unfavorable terms in order to meet the distribution requirement applicable to a REIT. See "Certain Federal Income Tax Considerations -- Overview of REIT Qualification Rules -- Annual Distribution Requirements" in this Prospectus.

     Changes in Tax Laws Which Could Affect REITs. Income tax treatment of REITs may be modified, prospectively or retroactively, by legislative, judicial or administrative action at any time. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the federal income tax consequences of such qualification. While any such legislation may contain transitional rules that would reduce their impact on the Company, it is impossible to predict whether or in what form such legislation may be enacted in the future.

OTHER GENERAL RISKS

     Effect of Market Interest Rates on Price of Debt Securities, Preferred Stock and Common Stock. One of the factors that would influence the price of the Debt Securities, Preferred Stock and Common Stock in public trading markets is the annual yield from interest payments, Preferred Stock dividends or Common Stock distributions by the Company on the price paid for the Debt Securities, Preferred Stock or Common Stock, respectively, as compared to yields on other financial instruments. Thus, an increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the market price of the Debt Securities, Preferred Stock and Common Stock.

     Debt Financing. The Company is subject to risks normally associated with debt financing, including the risk that the Company's net cash flow from operations will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness on the properties will not be able to be refinanced and the risk that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness.

     International Operations. The Company invests in operations outside the United States. The Company either faces or may face certain risks inherent in international business operations, including currency risks, unexpected changes in regulatory requirements, longer accounts receivable payment cycles, difficulties in staffing and managing international operations, potentially adverse tax burdens, obstacles to the repatriation of earnings and cash, and the burdens of complying with different permitting standards and a wide variety of foreign laws. Each of these risks might impact the Company's cash flow or impair its ability to borrow funds, which ultimately could adversely affect the Company's ability to meet debt service obligations and make expected distributions to stockholders.

                                  THE COMPANY

     Shurgard Storage Centers, Inc. is a fully integrated, self-administered and self-managed REIT that develops, acquires, owns and manages self storage centers. The Company is one of the three largest operators of self storage centers in the United States and through its predecessors has been in the self storage business since 1972. The Company's strategy is to be the national leader in storage products and services by offering high-quality, conveniently located and secure self storage and a high level of customer service. This strategy enables the Company to position itself as a premium-priced storage provider in its target markets. The Company seeks to own and operate self storage centers that are located in major metropolitan areas along retail and high-traffic corridors.

     The Company's growth strategies are designed to maximize stockholder value by increasing funds from operations through (a) internal growth through increases in revenues and operating efficiencies at its existing stores and (b) external growth through the development of new self storage properties and the acquisition of additional self storage properties. The Company believes that the experience of its management team in operating, developing and acquiring self storage properties and its access to capital markets strongly contribute to its ability to execute these strategies. The Company expects to fund future development and acquisitions through the incurrence of additional indebtedness, future offerings of equity securities and retained cash flow.

     As of September 30, 1996, the Company owned and operated, directly and through its subsidiaries and joint ventures, 230 self storage properties, containing approximately 14.7 million net rentable square feet, which are located in over 22 major metropolitan areas in 19 states and Europe. In addition, the Company owns two business parks and one commercial building. The Company also manages, under the "Shurgard" name, 37 self storage centers and one business park, containing approximately 1.9 million net rentable square feet. For the nine months ended September 30, 1996, the self storage centers owned by the Company had a weighted average net rentable square foot occupancy rate of approximately 87% and a weighted average annual rent per net rentable square foot of $9.14.

     The Company employed approximately 700 persons as of December 31, 1996, and is headquartered in Seattle, Washington, with regional offices in Phoenix, Arizona; Chicago, Illinois; Atlanta, Georgia; and Bellevue, Washington. The Company is a Delaware corporation incorporated on July 23, 1993. The Company began operations as a REIT through the consolidation on March 1, 1994 of 17 publicly held real estate limited partnerships (the "Consolidation"). The Company's executive offices are located at 1201 Third Avenue, Suite 2200, Seattle, Washington 98101, and its telephone number is (206) 624-8100.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which will include the development and acquisition of additional properties and other acquisition transactions, the expansion and improvement of certain properties in the Company's portfolio, and the repayment of indebtedness.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth ratios of earnings to fixed charges for the periods shown. The ratios shown for the years ended December 31, 1994, 1995 and 1996 are for the Company. Ratios shown for the years ended December 31, 1992 and 1993 are derived from combined historical financial information of the 17 publicly held real estate limited partnerships that were included in the Consolidation ("Predecessor").

     YEAR ENDED DECEMBER 31,
----------------------------------
 PREDECESSOR         COMPANY
-------------  -------------------
 1992   1993   1994   1995   1996
------  -----  -----  -----  -----
10.23x  8.80x  2.95x  3.00x  2.79x

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income before extraordinary items plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred share dividends are the same as the ratios presented above.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities will be direct obligations of the Company, which may be secured or unsecured, and which may be senior or subordinated indebtedness of the Company. The Debt Securities may be issued under one or more indentures, each dated as of a date before the issuance of the Debt Securities to which it relates and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. Each such indenture (collectively, the "Indenture") will be entered into between the Company and a trustee (the "Trustee"), which may be the same Trustee. The Indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of the anticipated material provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

TERMS

     The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in such Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

     Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limits as to aggregate principal amount, in one or more series, in each case as established from time to time by the Company's Board of Directors or as set forth in the applicable Indenture or one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

     Each Indenture will provide that the Company may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. If two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The following summaries set forth certain general terms and provisions of the Indenture and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

          (1) the title of such Debt Securities;

          (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) the price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Class A Common Stock or Preferred Stock or the method by which any such portion shall be determined;

          (4) if convertible, the terms on which such Debt Securities are convertible, including the initial conversion price or rate and conversion period and, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Class A Common Stock or the Preferred Stock into which such Debt Securities are convertible;

          (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (7) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates upon which any such interest will be payable, the record dates for payment of such interest, or the method by which any such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

          (8) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;

          (9) the period or periods, if any, within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the Company's option, if the Company is to have such option;

          (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency or currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (13) whether such Debt Securities will be issued in certificated and/or book-entry form, and, if in book entry form, the identity of the depositary for such Debt Securities and the terms of the depositary arrangement;

          (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (15) the applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof;

          (16) any deletions from, modifications of or additions to the events of default or covenants of the Company, to the extent different from those described herein or in the applicable Indenture with respect to such Debt Securities, and any change in the right of any Trustee or any of the holders to declare the principal amount of any such Debt Securities due and payable;

          (17) whether and under what circumstances the Company will pay any Additional Amounts, as contemplated in the applicable Indenture, on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

          (18) the subordination provisions, if any, relating to such Debt Securities;

          (19) the provisions, if any, relating to any security provided for such Debt Securities; and

          (20) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, any special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as may be set forth in any Prospectus Supplement, the Indenture will not contain any provisions that would limit the Company's ability to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Common Stock (defined below) and Preferred Stock are, however, designed to preserve the Company's status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Restrictions on Transfers of Capital Stock; Excess Stock." In addition, the Company's Restated Bylaws provide that, subject to certain exceptions, the Company may not incur debt if, after giving effect to such borrowing, its indebtedness for borrowed funds would exceed 50% of its total assets (as defined in the Bylaws) or 300% of its adjusted net worth (as defined in the Bylaws). Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

     Unless otherwise described in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the applicable Trustee's corporate trust office, the address of which will be set forth in the applicable Prospectus Supplement; provided, however, that, at the Company's option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the holder of such Debt Security on the applicable Regular Record Date and may be paid either to the person in whose name such Debt Security is registered at the close of business on a special record date to be fixed by the Trustee (the "Special Record Date") for the payment of such Defaulted Interest, notice whereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as will be more completely described in the Indenture.

     Subject to certain limitations imposed on Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the applicable Trustee's corporate trust office or at the office of any transfer agent designated by the Company for such purpose. In addition, subject to certain limitations imposed on Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the applicable Trustee's corporate trust office or at the office of any transfer agent designated by the Company for such purpose. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer and the person requesting such transfer must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

     Neither the Company nor any Trustee shall be required to (a) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of mailing notice of redemption of any Debt Securities of that series that may be selected for redemption and ending at the close of business on the day of mailing the relevant notice of redemption; (b) register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or
(c) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the holder's option, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indenture will provide that the Company may, with or without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume the Company's obligation to pay the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no event of default under the Indenture, and no event that, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

CERTAIN COVENANTS

     Existence. Except as permitted under "-- Merger, Consolidation or Sale of Assets," the Indenture will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by certificate of incorporation, bylaws and statute) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if its Board of Directors determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the holders of the Debt Securities.

     Maintenance of Properties. The Indenture will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the Company's judgment may be necessary so that the business carried on or in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

     Insurance. The Indenture will require the Company to, and to cause each of its subsidiaries to, keep in force upon all of its properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be commercially reasonable.

     Payment of Taxes and Other Claims. The Indenture will require the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed on it or any subsidiary or on the income, profits or property of the Company or any subsidiary and (b) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Company or any subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Indenture will require the Company, within 15 days after each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission if the Company were so subject, to (a) transmit by mail to all holders of Debt Securities, as their names and addresses appear in the applicable register for such Debt Securities, without cost to such holders, copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections,
(b) file with the Trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, and (c) supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder of Debt Securities.

     Additional Covenants. Any additional covenants of the Company with respect to any of the series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise provided in the applicable Indenture, each Indenture will provide that the following events are "events of default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series) that is continued for 60 days after written notice as provided in the applicable Indenture; (e) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any of its subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles) in an aggregate principal amount in excess of $10,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its subsidiaries (including such leases) in an aggregate principal amount in excess of $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary of the Company; and (g) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

     If an event of default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority of the principal amount of the outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the nonpayment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture. The Indenture will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (y) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (z) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     The Indenture will require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of the Trustee consider such withholding to be in such holders' interest.

     The Indenture will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

     The Indenture will provide that, subject to provisions in such Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under the Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. The Trustee may, however, refuse to follow any direction that is in conflict with any law or the Indenture that may involve the Trustee in personal liability or that may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Company will be required to deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

     Modifications and amendments of any Indenture will be permitted only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of (and premium, if any) or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

     The holders of a majority in aggregate principal amount of outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants in the applicable Indenture.

     Modifications and amendments of the Indenture will be permitted to be made by the Company and the Trustee without the consent of any holder of Debt Securities for any of the following purposes: (a) to evidence the succession of another person to the Company as obligor under the Indenture; (b) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (c) to add events of default for the benefit of the holders of all or any series of Debt Securities; (d) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (e) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto that are entitled to the benefit of such provision; (f) to secure the Debt Securities; (g) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Class A Common Stock or Preferred Stock; (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (i) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series in any material respect; or (j) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect.

     The Indenture will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (a) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (b) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above), (c) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security in the applicable Indenture, and (d) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

     The Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting may be permitted to be called at any time by the Trustee and, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage that is less than a majority in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. Persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series will constitute a quorum at any meeting called to adopt a resolution, and at any reconvened meeting; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, the Indenture will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series, (a) there shall be no minimum quorum requirement for such meeting and (b) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     The Indenture will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Company may elect either to (a) defease and be discharged from any and all obligations with respect to any series of Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold money for payment in trust) ("defeasance") or (b) be released from its obligations with respect to such Debt Securities under the applicable Indenture (being the restrictions described under "-- Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an event of default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (defined below), or both, applicable to such Debt Securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based on a ruling of the Internal Revenue Service (the "IRS") or a change in applicable U.S. federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

     "Government Obligations" means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of

America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security or (b) a Conversion Event (defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institution of or within the international banking community, (ii) the European Currency Unit ("ECU") both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities, or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (d) under "-- Events of Default, Notice and Waiver" with respect to the specified sections of the applicable Indenture (which sections would no longer be applicable to such Debt Securities) or clause (g) thereunder with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity, but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of default. The Company would, however, remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into Class A Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Class A Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

PAYMENT

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the Trustee's corporate trust office, the address of which will be stated in the applicable Prospectus Supplement; provided, however, that, at the Company's option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     All amounts paid by the Company to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the holder of such Debt Security thereafter may look only to the Company for payment thereof.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                          DESCRIPTION OF COMMON STOCK

     The Company has authority to issue 120,000,000 shares of Class A Common Stock, par value $.001 per share, and 500,000 shares of Class B Common Stock, par value $.001 per share (collectively, the "Common Stock"). At January 31, 1997, the Company had outstanding 27,609,548 shares of Class A Common Stock and 154,604 shares of Class B Common Stock.

GENERAL

     The following description of the Class A Common Stock sets forth certain general terms and provisions of the Class A Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Class A Common Stock will be issuable upon conversion of Debt Securities or Preferred Stock. The statements below describing the Class A Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws.

TERMS

     Subject to the preferential rights of any other shares or series of stock, holders of Class A Common Stock will be entitled to receive dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor. Payment and declaration of dividends on the Class A Common Stock and purchases of shares thereof by the Company will be subject to certain restrictions if the Company fails to pay dividends on the Preferred Stock. See "Description of Preferred Stock." Upon any liquidation, dissolution or winding up of the Company, holders of Class A Common Stock (together with holders of Class B Common Stock) will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts owing with respect to any outstanding Preferred Stock. The Class A Common Stock will possess ordinary voting rights for the election of directors and, in respect of other corporate matters, each share will entitle the holder thereof to one vote. Holders of Class A Common Stock will not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all the shares of the Common Stock voting for the election of directors can elect all the directors if they choose to do so and the holders of the remaining shares cannot elect any directors. Holders of shares of Class A Common Stock will not have preemptive rights, which means they have no right to acquire any additional shares of Class A Common Stock that may be issued by the Company at a subsequent date. All shares of Class A Common Stock now outstanding are, and additional shares of Class A Common Stock offered will be when issued, fully paid and nonassessable, and no shares of Class A Common Stock are or will be subject to preemptive or similar rights.

     The Class B Common Stock has rights substantially similar to those of the Class A Common Stock. Each holder of Class B Common Stock was entitled to a loan from the Company in an amount necessary to satisfy the holder's general partner capital obligation to certain partnerships that were acquired by the Company in the Consolidation. Each loan is secured by a pledge of the Class B Common Stock held by the borrowing stockholder. Upon repayment of a portion of the loan, that portion of the Class B Common Stock equal to the percentage of the loan principal repaid is released from the pledge and is convertible, on a share-for-share basis, into shares of Class A Common Stock. Class B Common Stock is not publicly traded but is transferable upon its release from the pledge.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, actually or constructively, by a single person or entity of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock; Excess Stock."

TRANSFER AGENT

     The registrar and transfer agent for the Common Stock is Gemisys
Corporation.

STOCKHOLDER RIGHTS PLAN

     Pursuant to the Rights Agreement dated as of March 17, 1994, between the Company and Gemisys Corporation, as Rights Agent (the "Rights Agreement"), holders of shares of Common Stock have certain rights to purchase shares of the Company's Series A Junior Participating Preferred Stock (the "Junior Preferred Shares") exercisable only in certain circumstances (the "Rights"). The Rights, which are represented by certificates for the Common Stock, trade together with the Common Stock until a Distribution Date (defined below). Each Right, when it becomes exercisable as described below, will entitle the registered holder to purchase one one-hundredth of a Junior Preferred Share at $65 per one onehundredth of a Junior Preferred Share (subject to adjustment, the "Purchase Price").

     Until the earlier to occur of (a) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 10% or more of the outstanding Common Stock and (b) 10 business days (or such later date as may be determined by action of the Company's Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of such outstanding Common Stock (the earlier of such dates, the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of March 25, 1994 (the "Rights Record Date"), by such Common Stock certificate, with a copy of a Summary of Rights to Purchase Preferred Shares (the "Summary of Rights") attached thereto.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Rights Record Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Rights Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on March 17, 2004, unless such date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

     The Purchase Price payable and the number of Junior Preferred Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (a) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Shares, (b) upon the grant to holders of the Junior Preferred Shares of certain rights or warrants to subscribe for or purchase Junior Preferred Shares at a price, or securities convertible into Junior Preferred Shares with a conversion price, less than the then-current market price of the Junior Preferred Shares, or (c) upon the distribution to holders of the Junior Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Junior Preferred Shares) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-hundredths of a Junior Preferred Share issuable upon exercise of each Right is also subject to adjustment in the event of a stock split of the Common Stock or a dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

     Junior Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each holder of Junior Preferred Shares will be entitled to a minimum preferential quarterly dividend payment of the greater of $1 per share and a per share dividend of 100 times the aggregate dividends declared per share of Common Stock. In the event of liquidation, the holders of Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share or, if greater, to an aggregate per share payment of 100 times the aggregate payment made per share of Common Stock. Each Junior Preferred Share will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Junior Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the Junior Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth of a Junior Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

     If any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value, as of the date of exercise, of two times the exercise price of the Right. If the Company is acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Company's Board of Directors may exchange the Rights (other than Rights owned by such person or group that have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a Junior Preferred Share (or of a share of a class or series of the Preferred Stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Junior Preferred Shares will be issued (other than fractions that are integral multiples of one one-hundredth of a Junior Preferred Share, which may, at the Company's election, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Preferred Shares on the last trading day prior to the date of exercise.

     At any time prior to any person or group becoming an Acquiring Person, the Company's Board of Directors may redeem the Rights in whole, but not in part, at the price of $.0001 per Right, with adjustments for stock splits, stock dividends or other similar transactions (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Company's Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Company's Board of Directors without the consent of the holders of the Rights, including an amendment to lower certain 10% thresholds described above to not less than the greater of (a) the sum of .001% and the largest percentage of the outstanding Common Stock then known to the Company to be beneficially owned by any person or group of affiliated persons and (b) 9.8%, except that, from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on substantially all the Rights being acquired. The Rights will not interfere with any merger or other business combination approved by the Company's Board of Directors since the Company's Board of Directors may, at its option, at any time prior to any person or group becoming an Acquiring Person, redeem all, but not less than all, the then-outstanding Rights at the Redemption Price.

                         DESCRIPTION OF PREFERRED STOCK

     The Company is authorized to issue 40,000,000 shares of Preferred Stock, par value $.001 per share, of which no shares were outstanding as of January 31, 1997. The Company has designated 2,800,000 shares of the Preferred Stock as the Junior Preferred Shares issuable in connection with the Rights Agreement described under "Description of Common Stock -- Stockholder Rights Plan."

GENERAL

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Certificate of Incorporation (including the applicable Certificate of Designations) and Bylaws.

     Shares of Preferred Stock may be issued from time to time in one or more series as authorized by the Company's Board of Directors. Subject to limitations prescribed by the Delaware General Corporation Law and the Certificate of Incorporation, the Company's Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution by the Board of Directors or a duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

     Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

          (1) the title and stated value of such Preferred Stock;

          (2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

          (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (4) whether such Preferred Stock is cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

          (5) the procedures for any auction and remarketing, if any, for such Preferred Stock;

          (6) the provision for a sinking fund, if any, for such Preferred
     Stock;

          (7) any voting rights of such Preferred Stock;

          (8) the provision for redemption, if applicable, of such Preferred Stock;

          (9) any listing of such Preferred Stock on any securities exchange;

          (10) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

          (11) a discussion of federal income tax considerations applicable to such Preferred Stock;

          (12) any limitations on actual, beneficial or constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve the Company's REIT status;

          (13) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (14) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company's affairs; and

          (15) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

RANK

     Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company's affairs, rank (a) senior to all classes or series of Common Stock and Excess Stock of the Company, to the Junior Preferred Shares and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (b) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Company; and (c) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Company. As used in the Certificate of Incorporation, for these purposes the term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Holders of shares of Preferred Stock of each series shall be entitled to receive, when, as and if declared by the Company's Board of Directors, out of the Company's assets legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the Company's stock transfer books on such record dates as shall be fixed by the Company's Board of Directors.

     Dividends on any series of Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Company's Board of Directors fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If any shares of Preferred Stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Stock of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (a) if such series of

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

Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (b) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared on shares of Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends of such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series that may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (a) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and (b) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in Common Stock or other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made on the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series that remains payable.

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the Company's option, as a whole or in part, in each case on the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the

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

aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (a) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and (b) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the Company's REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the Company's REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

     If fewer than all the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company that will not result in the issuance of any Excess Stock.

     Notice of redemption will be mailed at least 30, but not more than 60, days before the redemption date to each holder of record of a share of Preferred Stock of any series to be redeemed at the address shown on the Company's stock transfer books. Each notice shall state (a) the redemption date; (b) the number of shares and series of the Preferred Stock to be redeemed; (c) the redemption price; (d) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (e) that dividends on the shares to be redeemed will cease to accumulate on such redemption date; and (f) the date on which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. In order to facilitate the redemption of shares of Preferred Stock of any series, the Board of Directors may fix a record date for the determination of shares of such series of Preferred Stock to be redeemed.

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

     Subject to applicable law and the limitation on purchases when dividends on a series of Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase any shares of such series of Preferred Stock in the open market, by tender or by private agreement.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of the Common Stock or any other class or series of capital stock of the Company ranking junior to any series of the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company, the holders of such series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with such series of Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of such series of Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of any series of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to such series of Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other entity, or the sale, lease, transfer or conveyance of all or substantially all of the Company's property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Company.

VOTING RIGHTS

     Holders of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (b) amend, alter or repeal the provisions of the Certificate of Incorporation or the Certificate of Designations for such series of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

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

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

     Under Delaware law, notwithstanding anything to the contrary set forth above, holders of each series of Preferred Stock will be entitled to vote as a class upon a proposed amendment to the Certificate of Incorporation, whether or not entitled to vote thereon by the Certificate of Incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such series, increase or decrease the par value of the shares of such series, or alter or change the powers, preferences or special rights of the shares of such series so as to affect them adversely.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Class A Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Class A Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. To assist it in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, actually or constructively, by a single person or entity of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock; Excess Stock."

TRANSFER AGENT

     The transfer agent and registrar for any series of Preferred Stock will be set forth in the applicable Prospectus Supplement.

            RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK; EXCESS STOCK

     For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 355 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that the Company remains qualified as a REIT, the Certificate of Incorporation, subject to certain exceptions, provides that the Company may prevent the transfer or call for redemption of shares of the Company (whether Common Stock or Preferred Stock) if more than 50% of the outstanding shares would be owned, actually or constructively, by five or fewer persons (defined to include individuals, corporations, partnerships, joint ventures and similar entities) or if one person would own, actually or constructively, more than 9.8% of the total outstanding shares (or such higher percentage as may be determined by the Company's Board of Directors (the "Ownership Limit")). In addition, the Company may prevent such transfers or call for redemption of such shares if the Company's Board of Directors determines in good faith that the shares have or may become concentrated to an extent that may prevent the Company from qualifying as a REIT. See "Certain Federal Income Tax Considerations -- Overview of REIT Qualification Rules -- Share Ownership." Any class or series of Preferred Stock may be subject to these restrictions if so stated in the resolutions providing for the issuance of such Preferred Stock. Any corporate investor wishing to acquire or own more than 9.8% of the total outstanding shares may petition the Company's Board of Directors in

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

writing for approval. The Company's Board will grant such request unless it determines in good faith that the acquisition or ownership of such shares would jeopardize the Company's qualification as a REIT under existing federal tax laws and regulations. Any corporate investor intending to acquire shares in excess of the Ownership Limit must give written notice to the Company of the proposed acquisition no later than the date on which the transaction occurs and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Company's Board of Directors to evaluate or to protect against any adverse effect of the transfer. Notwithstanding the foregoing, the Company's Board of Directors is not required to grant a request to adjust the Ownership Limit if the Company's Board of Directors believes, based on advice of legal counsel, that the granting of such request would cause the Company's Board of Directors to breach its fiduciary duties to the stockholders of the Company.

     If, despite the restrictions noted above, any person acquires shares of Common Stock in excess of the Ownership Limit (applying certain constructive ownership provisions), the shares most recently acquired by such person in excess of the Ownership Limit will be automatically exchanged for an equal number of shares of Excess Stock. The Company is authorized to issue 160,000,000 shares of Excess Stock, par value $.001 per share. Pursuant to the Company's Certificate of Incorporation, shares of Excess Stock have the following characteristics: (a) owners of Excess Stock are not entitled to exercise voting rights with respect to the Excess Stock; (b) Excess Stock shall not be deemed outstanding for purposes of determining a quorum at any annual or special meeting of stockholders; and (c) Excess Stock will not be entitled to any dividends or other distributions. Any person who becomes an owner of Excess Stock is obligated to immediately give the Company written notice of such fact and certain information required by the Certificate of Incorporation. Excess Stock is also deemed to have been offered for sale to the Company or its designee for a period of 120 days from the later of (i) the date of the transfer that created the Excess Stock if the Company has actual notice that such transfer created the Excess Stock and (ii) the date on which the Company's Board of Directors determines in good faith that the transfer creating the Excess Stock has occurred. The Company has the right during such time period to accept the deemed offer or, in the Board of Directors' discretion, the Company may acquire and sell, or cause the owner to sell, the Excess Stock. The price for the Excess Stock will be the lesser of (y) the closing price of the shares exchanged into Excess Stock on the national stock exchange on which the shares are listed as of the date the Company or its designee acquires the Excess Stock or, if no such price is available, as determined in good faith by the Company's Board of Directors and (z) the price per share paid by the owner of the shares that were exchanged into Excess Stock or, if no purchase price was paid, the fair market value of such shares on the date of acquisition as determined in good faith by the Company's Board of Directors. Upon such transfer or sale, the Excess Stock will automatically convert to Class A Common Stock with all voting and dividend rights effective as of the date of such conversion; provided, however, that the owner will not be entitled to receive dividends payable with respect to Class A Common Stock for the period during which the shares were Excess Stock.

     All certificates of Class A Common Stock and Class B Common Stock, any other series of Common Stock, and any class or series of Preferred Stock will bear a legend referring to the restrictions described above. All persons who own a specified percentage (or more) of the outstanding capital stock of the Company must file an affidavit with the Company containing information regarding their ownership of stock as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage is set between .5% and 5%, depending on the number of record holders of capital stock. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of capital stock of the Company as the Company's Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     This ownership limitation may have the effect of precluding acquisition of control of the Company by a third party unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

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

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following summary of certain federal income tax considerations to the Company and to holders of Common Stock is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Common Stock will vary depending on the terms of the specific Common Stock acquired by such holder, as well as his or her particular situation. Investors acquiring Debt Securities or Preferred Stock should refer to their respective Prospectus Supplement for federal income tax considerations associated with such investment. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of holders (including insurance companies, financial institutions or broker-dealers, tax-exempt organizations, foreign corporations and person who are not citizens or residents of the United States, except to the extent discussed under "-- Taxation of Tax-Exempt Stockholders" and
"-- Federal Income Taxation of Foreign Stockholders"), subject to special treatment under federal income tax laws.

     EACH INVESTOR IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE LAWS.

QUALIFICATION OF THE COMPANY AS A REIT; OPINION OF COUNSEL

     The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its fiscal year ended December 31, 1994. The election to be taxed as a REIT will continue until it is revoked or otherwise terminated. The most important consequence to the Company of being treated as a REIT for federal income tax purposes is that it will not be subject to federal corporate income taxes on net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that typically results when a corporation earns income and distributes that income to stockholders in the form of a dividend. Accordingly, if the Company at any time fails to qualify as a REIT, the Company will be taxed on its distributed income, thereby reducing the amount of cash available for distribution to its stockholders.

     In the opinion of Perkins Coie, counsel to the Company, commencing with the taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT and its prior and future proposed method of operation has enabled it and will continue to enable it to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on various assumptions and is conditioned upon the representations of the Company as to factual matters. Moreover, continued qualification and taxation as a REIT will depend on the Company's ability to satisfy on a continuing basis certain distribution levels, diversity of stock ownership and various qualification tests imposed by the Code as summarized below. While the Company intends to operate so that it will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of the Company, no assurance can be given by counsel or the Company that the Company will so qualify for any particular year. Perkins Coie will not review compliance with these tests on a continuing basis, and has not undertaken to update its opinion subsequent to the date hereof.

TAXATION OF THE COMPANY AS A REIT

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal income tax on net income that is currently distributed to its stockholders. The Company may, however, be subject to

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

certain federal taxes based on the amount of its distributions or its inability to meet certain REIT qualification requirements. These taxes are the following:

     Tax on Undistributed Income. First, if the Company does not distribute all of its net taxable income, including any net capital gain, it would be taxed at regular corporate rates on the undistributed income or gains.

     Tax on Prohibited Transactions. Second, if the Company has net income from certain prohibited transactions, including sales or dispositions of property held primarily for sale to customers in the ordinary course of business, such net income would be subject to a 100% confiscatory tax.

     Tax on Failure to Meet Gross Income Requirements. Third, if the Company should fail to meet either the 75% or 95% gross income test as described below but still qualify for REIT status because, among other requirements, it was able to show that such failure was due to reasonable cause, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount, if any, by which it failed either the 75% or the 95% gross income test, multiplied by (b) a fraction intended to reflect its profitability.

     Tax on Failure to Meet Distribution Requirements. Fourth, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     Tax on Built-in Gain. Fifth, if during the 10-year period (the "Recognition Period") beginning on the date that Shurgard Incorporated merged with and into the Company, the Company recognizes gain on the disposition of any asset acquired by the Company from Shurgard Incorporated, then to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period, such gain will be subject to tax at the highest regular corporate rate pursuant to IRS regulations that have not yet been promulgated.

     Alternative Minimum Tax. Sixth, the Company may be subject to alternative minimum tax on certain items of tax preference.

     Tax on Foreclosure Property. Seventh, if the Company has (a) net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

OVERVIEW OF REIT QUALIFICATION RULES

     The following summarizes the basic requirements for REIT status:

          (a) The Company must be a corporation, trust or association that is managed by one or more trustees or directors.

          (b) The Company's stock or beneficial interests must be transferable and held by more than 100 stockholders, and no more than 50% of the value of the Company's stock may be held, actually or constructively, by five or fewer individuals.

          (c) Generally, 75% (by value) of the Company's investments must be in real estate, mortgages secured by real estate, cash or government securities (the "Qualified Assets") and not more than 25% (by value) of the Company's total assets be represented by securities (other than those securities included in Qualified Assets) limited in respect of any one issuer to an amount not greater than 5% of the value of the Company's total assets and to not more than 10% of the outstanding voting securities of the issuer.

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

          (d) The Company must meet three gross income tests:

             (i) First, at least 75% of the gross income must be derived from specific real estate sources;

             (ii) Second, at least 95% of the gross income must be from the real estate sources includable in the 75% test, or from dividends, interest or gains from the sale or disposition (other than sales or dispositions as a dealer) of stock and securities; and

             (iii) Third, less than 30% of the gross income may be derived from the sale of real estate assets held for less than four years, from the sale of certain "dealer" properties or from the sale of stock or securities having a short-term holding period.

          (e) The Company must distribute to its stockholders in each taxable year an amount at least equal to 95% of the Company's "REIT taxable income" (which is generally equivalent to taxable ordinary income and is defined below).

     The discussion set forth below explains these REIT qualification requirements in greater detail. It also addresses how these highly technical rules may be expected to impact the Company in its operations, noting areas of uncertainty that perhaps could lead to adverse consequences to the Company and its stockholders.

     Share Ownership. The Company's shares of stock are fully transferable, with the exception of certain shares that are subject to contractual transfer restrictions. Furthermore, the Company has more than 100 stockholders and its Certificate of Incorporation provides, to decrease the possibility that the Company will ever be closely held, that no individual, corporation or partnership is permitted to actually or constructively acquire more than 9.8% of the number of outstanding shares of Class A Common Stock. The Ownership Limit may be adjusted, however, by the Company's Board of Directors in certain circumstances. Shares acquired in excess of the Ownership Limit may be redeemed by the Company. In addition, the Certificate of Incorporation provides that shares acquired in excess of the Ownership Limit will automatically convert into nondividend-paying and nonvoting shares of Excess Stock. Contractual or securities law restrictions on transferability should be disregarded for purposes of determining the transferability of REIT shares. The ownership and transfer restrictions pertaining generally to a particular issue of Preferred Stock will be described in the Prospectus Supplement relating to such issue.

     Nature of Assets. On the last day of each calendar quarter, at least 75% of the value of the Company's total assets must consist of (a) real estate assets (including interests in real property and mortgages on loans secured by real property), (b) cash and cash items (including receivables), and (c) government securities (collectively, the "real estate assets"). In addition, no more than 25% of the value of the Company's assets may consist of securities (other than government securities). Finally, except for certain "qualified REIT subsidiaries," as described below, the securities of any issuer, other than securities that are Qualified Assets, may not represent more than 5% of the value of the Company's total assets or 10% of the outstanding voting securities of any one issuer. The Company has recently invested in Shurgard's Storage To Go, a taxable REIT subsidiary engaged in the containerized storage business (the "Taxable Subsidiary"). The Taxable Subsidiary is a fully taxed C corporation not qualifying as a REIT or qualified REIT subsidiary. The Company owns nonvoting stock of the Taxable Subsidiary representing less than 75% of the total value of all of the Taxable Subsidiary's outstanding securities. Although no appraisal has been obtained by the Company to determine the value of the Company's stockholdings in the Taxable Subsidiary, the Company has represented that such value is significantly less than 5% of the total value of all Company assets.

     While, as noted above, a REIT cannot own more than 10% of the outstanding voting securities of any single issuer, an exception to this rule permits REITs to own "qualified REIT subsidiaries." A "qualified REIT subsidiary" is any corporation in which 100% of its stock is owned by the REIT at all times during which the corporation was in existence. The Company currently has five wholly owned corporate subsidiaries that were formed and owned at all times during their existence by the Company. These corporations should be treated as "qualified REIT subsidiaries" and should not adversely affect the Company's qualification as a REIT.

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

     The Company owns interests in partnerships that directly or indirectly own and operate self storage centers. The Company, for purposes of satisfying its REIT asset and income tests, will be treated as if it owns a proportionate share of each of the assets of these partnerships attributable to such interests. For these purposes, the Company's interest in each of the partnerships will be determined in accordance with its capital interest in such partnership. The character of the various assets in the hands of the partnership and the items of gross income of the partnership will remain the same in the Company's hands for these purposes. Accordingly, to the extent the partnership receives qualified real estate rentals and holds real property, a proportionate share of such qualified income and assets, based on the Company's capital interest in the partnerships, will be treated as qualified rental income and real estate assets of the Company for purposes of determining its REIT characterization. It is expected that substantially all the properties of the partnerships will constitute real estate assets and generate qualified rental income for these REIT qualification purposes.

     The Company has acquired interests in certain partnerships that entitle the Company to share in a percentage of profits in excess of its percentage of total capital contributed to the partnerships. Regulatory authority does not specifically address this situation and, based on existing authority, the treatment of these profit interests when applying these gross income and asset rules is uncertain. For example, based on the existing rules, if the amount of net income allocated to a REIT based on a profit interest in a partnership is in excess of its capital interest in the partnership's underlying gross income, the amount of such excess should be entirely disregarded for these REIT qualification purposes. Furthermore, these rules do not specifically address the manner in which a REIT is to determine its capital interest. There is no reference to the capital account or special allocation rules of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and these rules do not address acquisitions of partnership interests for valuable consideration. Based on the fact that the Company acquired these interests for valuable consideration and at a time when the partnership assets may have some appreciated capital value, the Company may be treated as having a capital percentage in the partnerships at the time the interests were acquired. In the event the IRS determines that the percentage of capital contributed is the proper indicator of a capital interest, however, a portion of the income recognized by the Company and the real estate treated as owned by the Company attributable to its interest in these partnerships may be disregarded when applying these gross income and asset requirements.

     This treatment for partnerships is conditioned on the treatment of these entities as partnerships for federal income tax purposes (as opposed to associations taxable as corporations). Effective January 1, 1997, the IRS issued final Treasury Regulations regarding the classification of entities under
Section 7701 of the Code. Pursuant to these Regulations, domestic and foreign entities having associates and an objective to carry on business for profit, other than those treated by definition as corporations, may generally choose to be taxed as either partnerships or associations taxed as corporations. Prior to the effective date of these Regulations, entities must have had a reasonable basis for supporting their characterization under prior regulations. These prior regulations were based on the historical differences under local law between partnerships and corporations. Accordingly, entities were previously characterized based on whether the entity had or lacked a preponderance of corporate attributes (i.e., limited liability, centralized management, free transferability of interests and continuity of life). If the partnerships were taxed as corporations and the Company's ownership in any of the partnerships exceeded 10% of the partnership's voting interests or the value of such interests exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT. Furthermore, in such a situation, distributions from any of the partnerships to the Company would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described below and which could therefore make it more difficult for the Company to qualify as a REIT for the taxable year in which such distribution was received. In addition, in such a situation, the interest in any of the partnerships held by the Company would not qualify as "real estate assets," which could make it more difficult for the Company to meet the 75% asset test described above. Finally, in such a situation, the Company would not be able to deduct its share of any losses generated by the partnerships in computing its taxable income. The Company believes that each of the partnerships will be taxed prior to 1997 as partnerships (and not as associations taxable as a corporations) and that for 1997 and all future years it will not elect or cause any of the partnerships to be taxed other than as a partnership.

     Income Tests. To maintain its qualification as a REIT, the Company must meet three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain from the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received by the Company on the lease of self storage centers will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts of sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income test if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of such tenant (a "Related-Party Tenant"). Third, if rent attributable to personal property leased in connection with the lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." The Company does not anticipate charging rent for any portion of any property that is based in whole or in part on the income or profits of any person and does not anticipate receiving rents in excess of a de minimis amount from Related-Party Tenants. Furthermore, the Company does not lease personal property in connection with its rental of self storage centers.

     Finally, for rents to qualify as "rents from real property," the Company must not operate or manage the property or furnish or render services to tenants unless the Company furnishes or renders such services through an independent contractor from whom the Company derives no revenue. The Company need not utilize an independent contractor to the extent that services provided by the Company are usually and customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." The Company has obtained a private letter ruling from the IRS ruling that the management services provided by the Company for its own properties will not cause the rents received by the Company to be treated as other than "rents from real property." The ruling is based on a description of those management services to be performed by the Company in connection with its own properties, including maintenance, repair, lease administration and accounting and security.

     The ruling also considers certain ancillary services to be directly performed by the Company such as truck rentals and inventory sales. The ruling provides that such services do not otherwise adversely affect the characterization of the rental income received by the Company. Nonetheless, income from truck rentals and certain other ancillary services does not qualify under these gross income tests ("Nonqualifying Income"). In addition, the fees, consideration and certain reimbursements that the Company receives for performing management and administrative services with respect to properties that are not owned entirely by the Company will also be treated as Nonqualifying Income.

     If the Company fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such test was due to reasonable cause and not willful neglect and the Company attaches a schedule of its income sources to its tax return that does not fraudulently or intentionally exclude any income sources. As discussed above, even if these relief provisions apply, a tax would be imposed with respect to such excess income.

     Annual Distribution Requirements. Each year, the Company must have a deduction for dividends paid (determined under Section 561 of the Code) to its stockholders in an amount equal to (a) 95% of the sum of (i) its "REIT taxable income" as defined below, (ii) any net income from foreclosure property less the tax on such income, minus (b) any "excess noncash income," as defined below. "REIT taxable income" is the taxable income of a REIT computed without a deduction for dividends paid and excluding any net capital gain. REIT taxable income is further adjusted by certain items, including, without limitation, an exclusion for net income from foreclosure property, a deduction for the tax on the greater of the amount by which the REIT fails the 75% or the 95% income test, and an exclusion for an amount equal to any net income derived from prohibited transactions. "Excess noncash income" means the excess of certain amounts that the REIT is required to recognize as income in advance of receiving cash, such as original issue discount on purchase money debt, over 5% of the REIT taxable income before deduction for dividends paid and excluding any net capital gain. Such distributions must be made in the taxable year to which they relate, or in the following taxable year if declared before the REIT timely files its tax return for such year and is paid on or before the first regular dividend payment after such declaration.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (a) the actual receipt of income and the actual payment of deductible expenses and (b) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. Furthermore, substantial principal payments on Company indebtedness, which has the effect of lowering the amount of distributable cash without an offsetting deduction to Company taxable income, may adversely affect the Company's ability to meet this distribution requirement. In the event that such timing differences or reduction to distributable cash occurs, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possible long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay to the IRS interest based on the amount of any deduction taken for deficiency dividends.

     Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

FAILURE OF THE COMPANY TO QUALIFY AS A REIT

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, thereby reducing the amount of cash available for distribution to its stockholders. Distributions to stockholders in any year in which the Company fails to qualify would not be deductible by the Company nor would they be required to be made. In such an event, to the extent of current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory relief provisions, the Company would also be disqualified from taxation as a REIT for the four taxable years following the year during which such qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

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

TAXATION OF HOLDERS OF DEBT SECURITIES

     Holders of Debt Securities should consult the Prospectus Supplement with respect to such Securities for a discussion of U.S. federal income tax consequences associated with the ownership of Debt Securities.

TAXATION OF HOLDERS OF PREFERRED STOCK

     Holders of Preferred Stock should consult the Prospectus Supplement with respect to such Securities for a discussion of U.S. federal income tax consequences associated with the ownership of Preferred Stock.

TAXATION OF TAXABLE U.S. STOCKHOLDERS GENERALLY

     As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock who (for U.S. federal income tax purposes) is (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (c) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

     As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction in the case of U.S. Stockholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to a U.S. Stockholder as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the U.S. Stockholder has held his or her shares of stock. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis that such U.S. Stockholder has in his or her shares of stock for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in his or her shares taxable as capital gains (provided that the shares have been held as a capital asset). Dividends declared by the Company in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

     Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of Common Stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of Common Stock, however, will not be treated as investment income unless the U.S. Stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify stockholders after the close of the Company's fiscal year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

     Upon any sale or other disposition of shares of Common Stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on such sale or other disposition and (b) the holder's adjusted basis in the shares for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset, and will be long-term gain or loss if the shares have been held for more than one year. In general, any loss recognized by a U.S. Stockholder on

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

the sale or other disposition of shares of the Company that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions received by such U.S. Stockholder from the Company that were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

     The Company will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide the Company with his or her correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their nonforeign status to the Company. See "-- Federal Income Taxation of Foreign Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Generally, a tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account or a 401(k) plan, that holds Common Stock as an investment will not be subject to tax on dividends paid by the Company. However, if such tax-exempt investor is treated as having purchased the Common Stock with borrowed funds, some or all of its dividends may be subject to tax as "Unrelated Business Taxable Income" ("UBTI"). Also, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7),
(c)(9), (c)(17) and (c)(20), respectively, of the Code, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective investors should consult their own tax advisors concerning those "set aside" and reserve requirements. In addition, under Section 856(h) of the Code, if certain requirements are met, a pension trust that owns more than 10% (by value) of the Company's outstanding stock, including preferred stock, could be treated as recognizing UBTI on a portion of its dividends even if its stock is held for investment and is not treated as acquired with borrowed funds. The ownership limit provisions on Company stock, however, should prevent this result in most cases.

FEDERAL INCOME TAXATION OF FOREIGN STOCKHOLDERS

     Overview. The rules governing U.S. income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex and the following discussion is intended only as a summary of these rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the Company, including any reporting requirements.

     In general, a Non-U.S. Stockholder will be subject to the same U.S. federal income tax rules and rates that apply to a U.S. Stockholder if its investment in the Company is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an nonapplicable income tax treaty) under Section 884 of the Code, which tax is payable in addition to regular U.S. federal corporate income tax. The following discussion will apply to a Non-U.S. Stockholder whose investment in the Company is not so effectively connected.

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

     A distribution by the Company that is neither attributable to gain from the sale or exchange by the Company of "United States Real Property Interests" ("USRPIs") nor designated by the Company as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits of the Company. Generally, an ordinary income dividend made to a Non-U.S. Stockholder will be subject to a U.S. federal withholding tax equal to 30% of the gross amount of the dividend. This tax may be reduced by an applicable tax treaty between the United States and the country in which the Non-U.S. Stockholder resides. A distribution in excess of the Company's earnings and profits will be treated first as a nontaxable return of capital that will reduce a Non-U.S. Stockholder's basis in its stock. Any excess is then treated as a gain from the disposition of the Company's shares, the tax treatment of which is described below.

     Distributions by the Company that are attributable to gain from the sale or exchange by the Company of USRPIs will be taxed to the Non-U.S. Stockholder in the United States under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). FIRPTA generally applies to gains realized by foreign persons upon the sale or exchange of USRPIs, which includes real property situated in the United States and stock of any U.S. company that has a significant proportion of U.S. real property comprising its total business assets (e.g., 50% or more). Under FIRPTA, distributions by a REIT that are attributable to gains on sales of USRPIs are taxed to a Non-U.S. Stockholder as if the distributions were gains effectively connected with a U.S. trade or business even if the Non-U.S. Stockholder is not in fact engaged in a U.S. trade or business. Accordingly, if the Company distributes capital gains to which FIRPTA applies, a Non-U.S. Stockholder will be taxed at the same capital gain rates that apply to U.S. Stockholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of a nonresident alien individual). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a foreign corporate stockholder (except as otherwise provided by an applicable income tax treaty).

     The Company generally will be required to withhold from distributions to Non-U.S. Stockholders and remit to the IRS (a) 35% of capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (b) 30% (or lower treaty rate) of ordinary dividends paid out of earnings and profits. If the Company designates prior distributions as capital gain dividends, it need not make payment of the 35% withholding requirement; however, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for withholding purposes. A distribution in excess of the Company's earnings and profits may be subject to a 30% withholding tax on ordinary dividends if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of the Company's current or accumulated earnings and profits. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. To the extent the Company does not so withhold, it is required to withhold 10% from any distribution to a Non-U.S. Stockholder whose shares are classified as a USRPI to the extent such distribution is in excess of current and accumulated earnings and profits. If the amount of tax withheld by the Company with respect to a distribution to a Non-U.S. Stockholder exceeds the Non-U.S. Stockholder's U.S. federal tax liability with respect to such distribution, the Non-U.S. Stockholder may file for a refund of such excess from the IRS.

     A sale of Company stock by a Non-U.S. Stockholder generally will not be subject to U.S. federal income taxation unless the stock sold constitutes a USRPI. Similarly, ordinary income dividends in excess of earnings and profits and basis will not be subject to U.S. federal taxation if the stock with respect to which the dividend is paid does not constitute a USRPI. The Common Stock will not constitute a USRPI if (a) the Company is a "domestically controlled REIT" or
(b) the stock is "regularly traded" on an established securities market (such as Nasdaq or the NYSE) and the stockholder owns (actually and constructively under certain constructive ownership rules) less than 5% of the stock during an applicable "look back" period. A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. While the Company believes that it is a domestically controlled REIT, such status depends on the ownership of the Company's freely transferable stock and, therefore, no assurance can be given that the Company is or will continue to be a domestically controlled REIT.

     If, notwithstanding the above, gain on a sale of the Company's stock is taxable under FIRPTA, a Non-U.S. Stockholder would generally be subject to the same tax treatment discussed above with respect to capital gain dividends, with the exception that the requirement that the Company withhold 35% of the capital gain dividends will not apply. Instead, the purchaser of stock would be required to withhold 10% of the gross proceeds and remit this amount to the IRS.

     Backup Withholding Tax and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the U.S. information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (a) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (b) capital gains dividends, or (c) distributions attributable to gain from the sale or exchange by the Company of USRPIs. Generally, backup withholding and information reporting will not apply to a payment of stock sale proceeds by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of stock sale proceeds by a foreign office of a broker that (i) is a U.S. person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (iii) is a "controlled foreign corporation" (generally, a foreign corporation controlled by U.S. Stockholders) for U.S. tax purposes, unless the broker has documentary evidence that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a U.S. office of a broker of the stock sale proceeds is subject to both backup withholding and information reporting unless the stockholder certifies under penalties of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

     The backup withholding and information reporting rules are under review by the United States Treasury and their application to the Securities could be changed prospectively by future Treasury regulations.

STATE AND LOCAL TAXES

     Holders of Common Stock may be subject to various state or local taxes in other jurisdictions in which stockholders reside or own property or other interests. Such tax treatment of the stockholders in states having taxing jurisdiction over them may differ from the federal income tax treatment described in this summary. Consequently, each stockholder should consult his or her tax advisor as to the tax consequences of the Common Stock under the respective state laws applicable to him or her.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices relating to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     Certain of the underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts will be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the Company's approval. Contracts will not be subject to any conditions except (a) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (b) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts. The underwriters and other agents will not have any responsibility in respect of the validity or performance of such Contracts.

     Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Class A Common Stock. The Class A Common Stock is currently listed on the NYSE. Unless otherwise specified in the related Prospectus Supplement, any shares of Class A Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE subject to official notice of issuance. The Company may elect to list any series of Debt Securities or Preferred Stock on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

     In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Securities offered hereby may not simultaneously engage in market-making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Securities will be passed upon for the Company by Perkins Coie, Seattle, Washington.

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                                3,000,000 SHARES

                         SHURGARD STORAGE CENTERS, INC.

              8.75% SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK

                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)

                                [SHURGARD LOGO]

                                  ------------

                             PROSPECTUS SUPPLEMENT

                               FEBRUARY 22, 2001

                                  ------------

                              SALOMON SMITH BARNEY

                           MORGAN STANLEY DEAN WITTER

                                UBS WARBURG LLC

                                 DAIN RAUSCHER
                                  INCORPORATED

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